UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

EXCHANGE ACT OF 1934 (AMENDMENT NO.     )

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☐ Soliciting Material Pursuant to sec. 240.14a-12

Omega Protein Corporation

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 25, 2011

To Our Stockholders:

You are cordially invited to attend the 2011 Annual Meeting of Stockholders (the “Annual Meeting”) of Omega Protein Corporation (the “Company”), to be held on Wednesday, June 15, 2011 at 9:30 a.m., local time, at The Hotel Granduca, 1080 Uptown Park Blvd., Houston, Texas 77056. A notice of the Annual Meeting, Proxy Statement and proxy card are enclosed with this letter.

At the Annual Meeting, we will report on the progress of the Company, comment on matters of interest and respond to your questions. A copy of the Company’s Annual Report to Stockholders for the fiscal year ended December 31, 2010 accompanies this mailing.

Stockholders can vote their shares by proxy by marking their votes on the proxy card or by attending the Annual Meeting in person.

It is important that your shares be represented at the Annual Meeting. Even if you plan to attend the Annual Meeting, we hope that you will read the enclosed Proxy Statement and the voting instructions on the enclosed proxy card and then vote by completing, signing, dating and mailing the proxy card in the enclosed, postage pre-paid envelope. You may vote your shares in person if you attend the Annual Meeting, thereby canceling any proxy previously given. If your shares are not registered in your own name and you would like to attend the Annual Meeting, please ask the broker, bank or other nominee that holds the shares to provide you with evidence of your share ownership.

We appreciate your continued interest in the Company.

Sincerely,

Joseph L. von Rosenberg III Chairman of the Board, Chief Executive Officer and President

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 15, 2011

TO THE STOCKHOLDERS OF OMEGA PROTEIN CORPORATION:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of Omega Protein Corporation (the “Company”) will be held at The Hotel Granduca, 1080 Uptown Park Blvd., Houston, Texas 77056 on Wednesday, June 15, 2011 at 9:30 a.m., local time, for the following purposes:

1.	To elect three Class I directors for a term of three years and until their successors are duly elected and qualified;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company’s fiscal year ending December 31, 2011;

3.	To hold an advisory vote on executive compensation;

4.	To hold an advisory vote on the frequency of holding an advisory vote on executive compensation; and

5.	To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

The Board of Directors has fixed the close of business on April 20, 2011 as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting and at any postponement or adjournment thereof. A list of such stockholders will be available during normal business hours at the offices of the Company for inspection at least ten days prior to the Annual Meeting.

You are cordially invited to attend the Annual Meeting.

By order of the Board of Directors

JOHN D. HELD Executive Vice President, General Counsel and Secretary

Houston, Texas

April 25, 2011

OMEGA PROTEIN CORPORATION

2105 CityWest Blvd.

Suite 500

Houston, Texas 77042

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

JUNE 15, 2011

General Information

This proxy statement (the “Proxy Statement”) is being furnished in connection with the solicitation of proxies by the Board of Directors of Omega Protein Corporation (“Omega” or the “Company”) for use at the Annual Meeting of Stockholders of the Company to be held at The Hotel Granduca, 1080 Uptown Park Blvd., Houston, Texas 77056 on Wednesday, June 15, 2011 at 9:30 a.m., local time, and at any postponement or adjournment thereof (the “Annual Meeting”). The Annual Meeting is being held for the purposes set forth in this Proxy Statement. This Proxy Statement and the enclosed form of proxy (the “Proxy Card”) are first being mailed to stockholders on or about April 25, 2011.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on June 15, 2011.

We have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a Notice of Annual Meeting of Stockholders, Proxy Card and Annual Report to Stockholders for the fiscal year ended December 31, 2010, and by notifying you of the availability of our proxy materials on the Internet. The Notice of Annual Meeting of Stockholders, Proxy Statement, Proxy Card and Annual Report to Stockholders for the Company’s fiscal year ended December 31, 2010 are available at www.omegaprotein.com/annualmeeting. In accordance with rules of the Securities and Exchange Commission (the “SEC”), the materials on the website are searchable, readable and printable and the website does not have “cookies” or other tracking devices which identify visitors. To obtain directions to attend the Annual Meeting and vote in person, please contact the Company’s Corporate Secretary at 713-623-0060 or via email at hq@omegahouston.com.

Proxy Card

The shares represented by any Proxy Card which is properly executed and received by the Company prior to or at the Annual Meeting (each, a “Conforming Proxy”) will be voted in accordance with the specifications made thereon. Conforming Proxies that are properly signed and returned but on which no specifications have been made by the stockholder will be voted in favor of the proposals described in the Proxy Statement. The Board of Directors is not aware of any matters that are expected to come before the Annual Meeting other than those described in the Proxy Statement. However, if any other matters are properly brought before the Annual Meeting, the persons named in the Proxy Card will vote the shares represented by each Conforming Proxy on those matters as instructed by the Board of Directors, or in the absence of express instructions from the Board of Directors, in accordance with their own best judgment. A stockholder who has executed and delivered a Conforming Proxy may revoke that Conforming Proxy at any time before it is voted by (i) executing a new proxy with a later date and delivering the new proxy to the Company Secretary, (ii) voting in person at the Annual Meeting, or (iii) giving written notice of revocation to the Company Secretary prior to the Annual Meeting.

Quorum and Other Matters

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), is necessary to constitute a quorum. Shares of Common Stock represented by Conforming Proxies will be counted as present at the Annual Meeting for purposes of determining a quorum without regard as to whether the proxy is marked as casting a vote or abstaining. Shares of Common Stock represented by Conforming Proxies that are voted on at least one matter coming before the Annual Meeting will also be counted as present for purposes of determining a quorum, even if the beneficial owner’s discretion has been withheld (a “broker non-vote”) for voting on some or all other matters.

Proposal No. 1, the three directors to be elected, will require approval of a plurality of the votes cast. Directors will be elected by a favorable vote of the plurality of shares of Common Stock present, in person or by proxy, at the Annual Meeting and entitled to vote. You may either vote “FOR” or “WITHHOLD” authority to vote for the Company’s director nominees. If you withhold authority to vote with respect to any nominee, your shares will be counted for purposes of establishing a quorum, but will have no effect on the election of that nominee.

Proposal No. 4, the advisory vote on the frequency of stockholder advisory votes on executive compensation, also requires approval of the plurality of votes cast. As a result, the alternative receiving the greatest number of votes—every year, every two years or every three years—will be the frequency of the occurrence of such advisory votes on executive compensation. You may either vote for “1 YEAR,” “2 YEARS,” or “3 YEARS” or “ABSTAIN” from voting on this proposal.

All other matters to come before the Annual Meeting, including Proposals No. 2 and 3, will require the approval of a majority of the shares of Common Stock present, in person or by proxy, at the Annual Meeting and entitled to vote. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the other proposals to be presented at the Annual Meeting. If you abstain from voting on these proposals, your shares will be counted as present for purposes of establishing a quorum at the Annual Meeting. An abstention will have the same practical effect as a vote against the ratification of the appointment of the Company’s independent registered public accounting firm (Proposal No. 2) and the advisory proposal on executive compensation (Proposal No. 3).

Broker non-votes are counted as present for purposes of determining the presence or absence of a quorum but will not be counted for purposes of determining whether a proposal has been approved. Broker non-votes occur when brokers, banks and other nominees do not receive voting instructions from their customers and the broker, bank or other nominee does not have discretionary voting authority with respect to a proposal. If you hold shares through a broker, bank or other nominee and you do not give instructions as to how to vote, your broker, bank or other nominee may have authority to vote your shares on certain routine matters but not on non-routine matters. Routine matters include the ratification of the appointment of the Company’s independent registered public accounting firm, but not the election of directors, the advisory proposal on executive compensation or the advisory proposal on the frequency of stockholder votes on executive compensation. If your shares are held by a broker, your broker cannot vote your shares for the election of directors, the advisory proposal on executive compensation and the advisory proposal on the frequency of stockholder advisory votes on executive compensation unless you provide voting instructions. Therefore, please instruct your broker how to vote your shares on these matters promptly. Broker non-votes will not be counted for purposes of the election of directors and will have no effect on the outcome of the vote for the advisory proposal on executive compensation and the advisory proposal regarding the frequency of stockholder advisory votes on executive compensation.

Solicitation of Proxies

This solicitation of proxies is being made by the Board of Directors of the Company and all expenses of this solicitation will be borne by the Company. Directors, officers and employees may solicit proxies on behalf of the Board of Directors, without additional compensation, personally or by telephone. The Company has retained Georgeson, Inc. to solicit proxies at a fee of $6,250 plus the reimbursement of reasonable expenses. The Company also expects to reimburse brokerage houses, banks and other fiduciaries for reasonable expenses incurred when forwarding proxy materials to beneficial owners.

VOTING SECURITIES AND SECURITY OWNERSHIP

OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The outstanding voting securities of the Company consist entirely of shares of Common Stock. Each share of Common Stock entitles its owner to one vote upon each matter to come before the Annual Meeting. Only stockholders of record at the close of business on April 20, 2011 (the “Record Date”) will be entitled to vote at the Annual Meeting and at any postponement or adjournment thereof. At the close of business on such date, the Company had outstanding 19,354,653 shares of Common Stock.

Security Ownership of Certain Beneficial Owners

To the Company’s knowledge, the following persons are the only persons who are beneficial owners of more than five percent of the Common Stock based on the number of shares outstanding on December 31, 2010 (18,819,278 shares):

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class(1)
Wellengton Management Company LLP(2)	2,142,735		11.4%
280 Congress Street
Boston, Massachusetts 02110

Ejnar Knudsen(3)	1,642,724	(4)	8.7%
c/o Craton Capital Management, LLC
31120 West Street, P.O. Box 1029
Goshen, California 93227

Passport Capital, LLC and affiliated parties(5)	1,585,294		8.4%
30 Hotaling Place, Suite 300
San Francisco, California 94111

Dimensional Fund Advisors, LP(6)	1,339,211		7.1%
Palisades West, Building One
6300 Bee Cave Road
Austin, Texas 78746

Thompson Horstman & Bryant, Inc.(7)	1,299,475		6.9%
501 Merritt 7
Norwalk, Connecticut 06851

Franklin Resources, Inc.(8)	1,252,933		6.7%
One Franklin Parkway
San Mateo, California 94403-1906

(1)	For purposes of computing the percentage of outstanding shares held by each person or group of persons named above, any security which such person or persons has the right to acquire within 60 days after December 31, 2010 is deemed to be outstanding, but is not deemed to be outstanding in computing the percentage ownership of any other person.
(2)	Based on a Schedule 13G dated February 14, 2011 filed with the SEC by Wellington Management Company LLP showing shared voting power over 1,386,542 shares and shared dispositive power over 2,142,735 shares.
(3)

Based on a Schedule 13G dated February 17, 2011 filed with the SEC by Ejnar Knudsen showing sole voting power of 335,051 shares and shared dispositive power over 1,307,673 shares shared with Passport Agricultural Master Fund SPC Ltd. fobo Portfolio A (“Passport Fund II”). Mr. Knudsen is a managing member of Craton Capital Management, LLC (“Craton”). Craton is the investment manager to Craton

Capital, LP (“Craton Fund”). In addition, Mr. Knudsen is a Portfolio Manager of Passport Capital, LLC (“Passport Capital”), the Investment Manager of Passport Fund II and in such capacity participates in the shared voting and dispositive power of shares owned by Passport Fund II. Passport Capital and Passport Fund II’s beneficial ownership of shares of the Company is disclosed on a Schedule 13G as filed by them on February 14, 2011 and also described herein in footnote 5 below.

(4)	These 1,642,724 shares include 1,307,673 shares beneficially owned by Passport Fund II and reported by Passport Capital, LLC and affiliated parties reported below.
(5)	Based on a Schedule 13G dated February 11, 2011 filed with the SEC by Passport Special Opportunities Master Fund, LP (“Passport Fund I”), Passport Fund II, Blackwell Partners, LLC (“Account”), Passport Plus, LLC (“Passport Plus”), Passport Capital, and John Burbank (“Burbank”). According to the Schedule 13G, Burbank is the sole managing member of Passport Capital, Passport Plus is the general partner of Fund I, and Passport Capital is the investment manager to Passport Fund I, Passport Fund II and the Account and managing member to Passport Plus. As a result, each of Passport Capital, Passport Plus and Burbank may be considered to share the power to vote or direct the vote of, and the power to dispose or direct the disposition of, the shares owned of record by Passport Fund I, Passport Fund II and the Account.
(6)	Based on a Schedule 13G dated February 11, 2011 filed with the SEC by Dimensional Fund Advisors LP showing sole voting power over 1,293,097 shares and sole dispositive power over 1,339,211 shares.
(7)	Based on a Schedule 13G dated February 11, 2011 filed with the SEC by Thompson Horstman & Bryant, Inc. showing sole voting power over 1,157,875 shares and sole dispositive power over 1,299,475 shares.
(8)	Based on a Schedule 13G dated January 27, 2011 filed with the SEC by Franklin Resources, Inc., Charles B. Johnson, Rupert H. Johnson, Jr. and Franklin Advisory Services, L.L.C. showing sole voting and dispositive power by Franklin Advisory Services, LLC over 1,252,333 shares.

Security Ownership of Directors and Executive Officers

The following table sets forth the number of shares of Common Stock of the Company beneficially owned as of December 31, 2010 by each of the Company’s directors and executive officers serving on that date, including each of the Named Executive Officers set forth in the Summary Compensation Table, and by all directors and executive officers as a group. Unless otherwise noted, each of the named persons and members of the group has sole voting and investment power with respect to the shares of Common Stock shown.

Name of Beneficial Owner	Shares of the Company’s Common Stock(1)	Percent of the Company’s Common Stock(2)
EXECUTIVE OFFICERS:
Joseph L. von Rosenberg III	390,833	2.0
Robert W. Stockton(3)	187,832	1.0
John D. Held	116,833	*
Gregory Toups	62,667	*
Dr. Mark E. Griffin	46,667	*
Joseph E. Kadi	46,667	*
Bret D. Scholtes	0	*
DIRECTORS:
Dr. William E. M. Lands(4)	135,896	*
Paul M. Kearns	104,200	*
Harry O. Nicodemus IV	84,200	*
Dr. Gary L. Allee	46,708	*
Gary R. Goodwin	30,000	*
David A. Owen	24,200	*

All directors and executive officers as a group, including those persons named above (13 total)	1,276,703	6.4%

*	Represents ownership of less than 1.0%.
(1)	Includes 383,333, 100,000, 116,833, 62,667, 46,667, 46,667, 0, 110,000, 104,200, 84,200, 30,000, 30,000, 24,200 and 1,138,767 shares of Common Stock subject to stock options exercisable on December 31, 2010 or within 60 days thereafter held by, respectively, Messrs. von Rosenberg, Stockton, Held, Toups, Griffin, Kadi, Scholtes, Lands, Kearns, Nicodemus, Allee, Goodwin, Owen and all directors and executive officers as a group. None of the directly owned shares of Common Stock or stock options are pledged as collateral. None of the directly owned shares of Common Stock or stock options held by directors or executive officers are held pursuant to any minimum shareholding requirement.
(2)	For purposes of computing the percentage of outstanding shares of Common Stock held by each person or group of persons, any security which such person or persons has the right to acquire within 60 days after December 31, 2010 is deemed to be outstanding, but is not deemed to be outstanding in computing the percentage ownership of any other person.
(3)	Mr. Stockton retired from the Company on December 31, 2010.
(4)	Includes 2,000 shares of Common Stock owned by a trust established for the benefit of Dr. Lands’ grandchildren. Dr. Lands disclaims beneficial ownership of such shares.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s Articles of Incorporation divide the Board of Directors into three classes designated as Class I, Class II and Class III. Each class of directors is elected to serve a three-year term. The Board presently consists of seven directors, three in Class I, two in Class II and two in Class III, whose terms expire at the 2011, 2012 and 2013 Annual Meetings, respectively, or as soon thereafter as their successors are duly elected and qualified.

The Class I directors are Dr. Gary L. Allee, Dr. William E.M. Lands and David A. Owen, and their terms expire at the 2011 Annual Meeting, or as soon thereafter as their successors are duly elected and qualified. Each of these directors has been nominated by the Board of Directors pursuant to the recommendation of the Corporate Governance and Nominating Committee to be elected by the holders of the Common Stock to serve an additional three-year term as a Class I director. The Board has determined that each of these directors are independent under the rules of the NYSE and the definition of independent director established by the Board.

Our Board of Directors includes seven members who we believe are well-qualified to serve on the Board and represent our stockholders’ best interests. The basic responsibility of a Company director is to exercise his or her business judgment prudently and act in a manner that he or she believes in good faith to be in the best interests of the Company and its stockholders.

The Corporate Governance and Nominating Committee and the Board consider individuals who have records for leadership and success in their areas of activity and who will make meaningful contributions to the Board. Nominees for director are selected on the basis of Board experience, character, integrity, ability to make independent analytical inquiries, business background, as well as an understanding of the Company’s business environment.

We believe that each of the director nominees and our other directors bring these qualifications in a positive manner to our Board of Directors. Moreover, our members provide our Board with a diverse complement of specific business skills, experience and perspectives. In addition to the general qualifications described above and the information included in each director’s biographical summary, the following table describes some of the key qualifications, business skills, experience and perspectives that each of our directors brings to our Board:

Director	Additional Qualifications
Joseph L. von Rosenberg III	Expertise in the Company’s business and industry.

Harry O. Nicodemus, IV	Financial accounting expertise; Audit Committee financial expert.

Paul M. Kearns	Expertise in insurance markets and risk management.

Gary R. Goodwin	Expertise in energy markets.

Dr. Gary L. Allee	Expertise in swine nutrition research and production and other animal feed markets.

Dr. William E.M. Lands	Expertise in nutrition, metabolism and health related to omega-3 and omega-6 fatty acids.

David A. Owen	Expertise in law and complex commercial litigation.

The Company’s Articles of Incorporation provide that no more than a minority of the number of directors necessary to constitute a quorum of the Board of Directors may be non-U.S. citizens. Each of the Company’s directors is a citizen of the United States except for Paul M. Kearns, who is a Class III director and a citizen of the United Kingdom.

Conforming Proxies representing shares of Common Stock held on the Record Date that are returned will be voted, unless otherwise specified, in favor of the nominees for the Class I directors named below. The nominees have consented to be named in this Proxy Statement and to serve if elected, but should either nominee be unavailable to serve (which event is not anticipated) the persons named in the Proxy Card intend to vote for such substitute nominee or nominees as the Corporate Governance and Nominating Committee may recommend and that the Board of Directors may nominate.

Class I Directors—Current Term Expires at the 2011 Annual Meeting

DR. GARY L. ALLEE, age 66, has been a director of the Company since May 1998. For more than the past five years, Dr. Allee has been Professor of Swine Nutrition at the University of Missouri. Dr. Allee has also served as President and as a member of the Board of Directors of the Midwest Section of the American Society of Animal Science. Dr. Allee has B.S. and M.S. degrees in Animal Husbandry and Swine Nutrition from the University of Missouri and a Ph.D. in Nutritional Sciences from the University of Illinois.

DR. WILLIAM E. M. LANDS, age 80, has been a director of the Company since May 1998. In February 2002, Dr. Lands retired as Senior Scientific Advisor to the Director of the National Institute on Alcohol Abuse and Alcoholism, a position he assumed after serving as head of the Department of Biological Chemistry at the University of Illinois Medical Center. Dr. Lands has a B.S. degree in Chemistry from the University of Michigan and a Ph.D. in Biological Chemistry from the University of Illinois.

DAVID A. OWEN, age 52, has been a director of the Company since February 2010. Mr. Owen is an attorney and has practiced with the law firm of Greenbaum Doll & McDonald PLLC for more than the last five years where he serves currently as Deputy Chairman. Mr. Owen represents businesses in a wide variety of complex commercial litigation matters, including environmental, agribusiness, toxic tort, anti-trust, construction, environmental permitting and enforcement matters.

Vote Required. Each nominee shall be elected by a plurality of the votes cast in the election by the holders of the Common Stock represented and entitled to vote at the Annual Meeting.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH CLASS I NOMINEE AS A DIRECTOR.

Continuing Directors

Biographical and other information with respect to all members of the Board of Directors whose current terms will continue after the Annual Meeting is set forth below:

Class II Nominees—Current Term Expires at the 2012 Annual Meeting

HARRY O. NICODEMUS IV, age 63, has been a director of the Company since April 2004. Since June 2008, Mr. Nicodemus served as the Chief Financial Officer of Awty School International, Inc., an international school in Houston, Texas. From November 2006 to April 2008, Mr. Nicodemus served as a Director at Outsource Partners International, a business process outsourcing firm. From November 2003 to October 2006, Mr. Nicodemus served as Vice President, Chief Financial Officer, Chief Accounting Officer, Secretary and Compliance Officer of Equus Capital Management Corporation (“Equus”), a financial advisor for Equus II Incorporated, which is a publicly-traded business development company with investments in privately owned businesses and venture capital firms. Prior thereto, Mr. Nicodemus held senior financial and accounting positions with various public companies and also practiced accounting with a national accounting firm. Mr. Nicodemus is a certified public accountant.

In June 2010, Mr. Nicodemus settled an informal SEC investigation concerning his prior employment at Equus. The subject matter of the SEC’s investigation does not relate to Mr. Nicodemus’ service as a director of the Company but rather concerned allegations that certain Equus SEC filings in 2005 and 2006 failed to comply with SEC regulations regarding disclosure of a supplemental fee paid to a new Equus fund administrator. Without admitting or denying any allegations, Mr. Nicodemus offered to consent to a cease and desist order. Based upon this offer, on June 10, 2010, the SEC issued an order that Mr. Nicodemus cease and desist from committing or causing any violations and any future violations of Rule 13a-14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and from causing any violations and any future violations of Sections 13(a), 13(b)(2)(A) and 13(b)(2)(B) of the Exchange Act, and Rules 12b-20, 13a-1, and 13a-13 thereunder. The SEC order did not include any monetary payments or other sanctions.

GARY R. GOODWIN, age 63, has been a director since November 2006. Mr. Goodwin served as a Principal and Vice President—Crude Oil Marketing of Texon, L.P., a privately held crude oil marketing company from 1996 until his retirement in 2010. Mr. Goodwin currently manages his personal investments.

Class III Directors—Current Term Expires at the 2013 Annual Meeting

PAUL M. KEARNS, age 47, has been a director of the Company since June 2001. Mr. Kearns is Director—Marine at Price Forbes Ltd., a London-based insurance brokerage firm which is the successor to Prentis, Donegan & Partners, Ltd., an insurance brokerage firm which Mr. Kearns co-founded in 1993. Mr. Kearns has more than 20 years of experience in the global risk management and insurance industries. Mr. Kearns is a citizen of the United Kingdom.

JOSEPH L. VON ROSENBERG III, age 52, has been President and Chief Executive Officer and a director of the Company since July 1997 and Chairman of the Board since November 2006.

Board of Directors and Board Committees

The Company’s Board of Directors has seven directors and has established the Audit, Compensation, Scientific and Corporate Governance and Nominating Committees as its standing committees. The Board of Directors does not have an executive committee or any committees performing a similar function.

The Board of Directors has adopted Corporate Governance Guidelines to assist the Board in the exercise of its responsibilities. The Corporate Governance Guidelines reflect the Board’s commitment to monitor the effectiveness of policy and decision making both at the Board and management level, with a view to enhancing stockholder value over the long-term. The Corporate Governance Guidelines also contain the Board’s definitions for determining director independence. The Corporate Governance Guidelines are posted on the Company’s website at www.omegaproteininc.com. The Company will also provide a copy of the Corporate Governance Guidelines to any stockholder upon request.

During 2010, the Board of Directors met six times and acted five times by unanimous written consent, the Audit Committee met four times, the Compensation Committee met two times and acted five times by unanimous written consent, the Scientific Committee met two times, and the Corporate Governance and Nominating Committee met two times. Each incumbent director, during the period for which he was a director in 2010, attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board on which such director served.

Audit Committee. The Audit Committee consists of Mr. Nicodemus (Chairman), Dr. Allee and Dr. Lands, each of whom the Board of Directors has determined to be “independent” under the definition set forth in the NYSE listing standards, under the standards set for audit committee members by the Exchange Act, and under the definition of independent director established by the Board. The Board of Directors has also determined that Mr. Nicodemus is an audit committee financial expert as that term is used in applicable SEC regulations.

The Audit Committee reviews the adequacy of the Company’s internal control systems and financial reporting procedures, reviews the general scope of the annual audit and reviews and monitors the performance of non-audit services by the Company’s independent registered public accounting firm. The Audit Committee also meets with the Company’s independent registered public accounting firm and with appropriate financial personnel of the Company regarding these matters. The Audit Committee also appoints the Company’s independent registered public accounting firm. The independent registered public accounting firm may meet alone with the Audit Committee and have unrestricted access to the Audit Committee. The Audit Committee operates under a written charter which is posted on the Company’s website at www.omegaproteininc.com. The Company will also provide a copy of this charter to any stockholder upon request.

Compensation Committee. The Compensation Committee consists of Mr. Kearns (Chairman), Mr. Goodwin and Dr. Allee, each of whom the Board of Directors has determined to be independent under the definition set forth in the NYSE listing standards and under the definition of independent director established by the Board. The Compensation Committee determines the compensation (both salary and performance incentive compensation) to be paid to the Chief Executive Officer and certain other officers of the Company, and makes grants of long-term incentive awards. The Compensation Committee operates under a written charter which is posted on the Company’s website at www.omegaproteininc.com. The Company will also provide a copy of this charter to any stockholder upon request.

We believe our compensation program for employees and executives is not likely to have a material adverse effect on the Company because we believe our combination of base salary, bonus and long-term equity incentives is balanced and serves to motivate our employees to accomplish our Company objectives while avoiding unreasonable risk-taking.

For a description of the Company’s processes and procedures for considering and determining executive and director compensation, see “Compensation Discussion and Analysis for the Year Ended December 31, 2010”.

Scientific Committee. The Scientific Committee consists of Dr. Lands (Chairman) and Dr. Allee, each of whom the Board of Directors has determined to be independent under the definition set forth in the NYSE listing standards and under the definition of independent director established by the Board. The Scientific Committee keeps the Board of Directors and Company management apprised of scientific matters and developments that are relevant to the Company’s industry. The Scientific Committee operates under a written charter which is posted on the Company’s website at www.omegaproteininc.com. The Company will also provide a copy of this charter to any stockholder upon request.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee consists of Mr. Goodwin (Chairman), Mr. Nicodemus, Mr. Kearns and Mr. Owen, each of whom the Board of Directors has determined to be “independent” under the definition set forth in the NYSE listing standards and under the definition of independent director established by the Board. The Corporate Governance and Nominating Committee reviews and reports to the Board on a periodic basis on corporate governance matters, periodically reviews and assesses the effectiveness of the Board’s Corporate Governance Guidelines and recommends proposed revisions to the Corporate Governance Guidelines to the Board. The Committee also identifies individuals qualified to become members of the Board, recommends to the Board director nominees for Board seats and committee seats, and monitors and evaluates the orientation and training needs of directors. The Corporate Governance and Nominating Committee operates under a written charter which is posted on the Company’s website at www.omegaproteininc.com. The Company will also provide a copy of this charter to any stockholder upon request.

Other than the provisions contained in the Company’s Bylaws set forth below, the Corporate Governance and Nominating Committee has not established formal procedures to be followed by stockholders submitting recommendations for candidates for the Board, nor has it established a formal process for identifying candidates for directors. The Corporate Governance and Nominating Committee considers individuals who have distinguished records for leadership and success in their area of activity and who will make meaningful contributions to the Board. The Corporate Governance and Nominating Committee recommends to the Board nominees for director on the basis of broad experience, character, integrity, ability to make independent analytical inquiries, as well as their understanding of the Company’s business environment. The Company has not paid fees to any third party to identify, evaluate or assist any director candidates.

Although not part of any formal policy, our goal with regard to diversity is to have a balanced and diverse Board, with members whose skills, backgrounds and experiences are complementary and, together, cover the broad spectrum of areas that impact our business. Our directors bring a broad range of leadership experience to the boardroom that is useful to our Company. We believe all Board members are well-engaged in their responsibilities, and all Board members express their views and are open to the opinions expressed by other directors.

The Board believes that it should generally have no fewer than five and no more than nine directors. This range permits diversity of experience without hindering effective discussions or diminishing individual accountability. The Board believes that stockholders will benefit from the continuity, experience and stability that comes with longevity of service on the Board. As such, the Board does not limit the terms of its directors or require retirement at a specific age.

The Company’s Bylaws provide that nominations for the election of directors may be made upon timely notice given by a stockholder. A timely notice must be made in writing, and physically received by the Secretary of the Company, not later than the close of business on the 60th calendar day, nor earlier than the close of business on the 90th calendar day, before the first anniversary of the preceding year’s annual meeting. However, in the event that the date of the upcoming annual meeting is more than 30 calendar days before, or more than 60 calendar days after, such anniversary date, notice by the stockholder to be timely must be delivered not earlier than the close of business on the 90th calendar day before such annual meeting and not later than the close of business on the later of the 60th calendar day before such annual meeting or the 10th calendar day following the day on which public announcement of a meeting date is first made by the Company. The stockholder notice must contain: (i) the name and address of the nominee for director, (ii) the name and address, as they appear on the books of the Company, of the stockholder proposing the nomination, (iii) the class and number of shares of the stock of the Company that are beneficially owned by the stockholder, and (iv) any material interest of the stockholder in the nomination.

Independent Directors. The Board of Directors has determined that all members of the Board, other than the Company’s Chief Executive Officer, Joseph L. von Rosenberg III, are “independent” under the definition set forth in the NYSE listing standards and under the definition of independent director established by the Board. In addition, the Board of Directors has determined that all members of the Company’s Audit Committee, in addition to meeting the above standards, also meet the criteria for independence for audit committee members under the Exchange Act. The Board’s policy on the number or percentage of independent directors on the Board is that a majority of directors on the Board shall be independent. In addition, pursuant to the NYSE listing standards, the Company is required to have, and currently has, a majority of independent directors on the Board.

The Board of Directors determines whether each director is independent based upon all relevant facts and circumstances appropriate for consideration in the judgment of the Board. In the context of this review, the Board has adopted a definition of independent director which includes the NYSE definition of independent director and is included in the Board’s Corporate Governance Guidelines, which are available on the Company’s website at www.omegaproteininc.com. The Company’s definition of independent director is set forth in full below:

(a)	No director qualifies as “independent” unless the Board affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The Company will disclose these determinations annually in its proxy statement.

(b)	In addition, a director is not independent if:

(i)	The director is, or has been within the last three years, an employee of the Company, or an immediate family member (as defined in the NYSE Listed Company Manual) who is, or has been within the last three years, an executive officer, of the Company. Employment as an interim Chairman or CEO or other executive officer shall not disqualify a director from being considered independent following that employment.

(ii)	The director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service). Compensation received by a director for former service as an interim Chairman or CEO or other executive officer need not be considered in determining independence under this test. Compensation received by an immediate family member for service as an employee of the Company (other than an executive officer) need not be considered in determining independence under this test.

(iii)	(A) The director is a current partner or employee of a firm that is the Company’s internal or external auditor; (B) the director has an immediate family member who is a current partner of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; or (D) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked the Company’s audit within that time.

(iv)	The director or an immediate family member is, or has been with the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.

(v)	The director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues. Both the payments and the consolidated gross revenues to be measured shall be those reported in the last completed fiscal year of such other company. The look-back provision for this test applies solely to the financial relationship between the Company and the director or immediate family member’s current employer; the Company need not consider former employment of the director or immediate family member. Contributions to tax exempt organizations shall not be considered payments for purposes of this test, provided however the Company shall disclose in its annual proxy statement, or if the Company does not file an annual proxy statement, in the Company’s annual report on Form 10-K filed with the SEC, any such contributions made by the Company to any tax exempt organization in which any independent director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year from the Company to the organization exceeded the greater of $1 million, or 2% of such tax exempt organization’s consolidated gross revenues. The Board is obligated to consider the materiality of any such relationship in accordance with Section (a) above.

(vi)	A director who is a control person or director, or the immediate family member of a control person or director, of an entity that is the beneficial owner of 25% of the outstanding shares of common stock of the Company is not independent until three years after the end of such control or director relationship.

In its determination of Board member independence, the Board determined that each of Dr. Allee, Mr. Goodwin, Dr. Lands, Mr. Nicodemus, and Mr. Owen has no direct or indirect relationship with the Company of any type, other than in his capacity as a Board member, and that Mr. Kearns has no direct relationship with the Company, other than in his capacity as a Board member. The Board is aware that Mr. Kearns’ employer, Price Forbes Ltd. (“Price Forbes”), has provided insurance services in the past for certain lines of insurance utilized by the Company, and that the Company has paid commissions on those insurance policies, either to Price Forbes directly or to insurance carriers who in turn reimbursed Price Forbes.

In 2010, the aggregate commissions paid to Price Forbes which related to the Company’s business were $431,665. The Board determined that these commissions were reasonable given the nature of the Company’s business, the availability of the insurance lines, the superiority of the quotations when compared to other alternatives, and the complexity of the assignment. The Board also noted that Mr. Kearns owns less than a 1% equity interest in Price Forbes and that his compensation from Price Forbes was not tied in any way to any commission relating to the Company’s business. Therefore, the Board concluded that Mr. Kearns was independent for purposes of the Board’s Corporate Governance Guidelines.

Stockholder and Interested Party Communications. The Board of Directors maintains a process for stockholders or other interested parties to communicate with the Board or any Board member. Stockholders or interested parties who desire to communicate with the Board should send any communication to the Company’s Corporate Secretary, Omega Protein Corporation, 2105 City West Blvd., Suite 500, Houston, Texas 77042. The Corporate Secretary will forward such communication to the full Board of Directors or to any individual director or directors to whom the communication is directed unless the communication is threatening or illegal, uses inappropriate expletive language or is similarly inappropriate, in which case the Corporate Secretary has the authority to discard the communication or take appropriate legal action regarding the communication.

Director Attendance at Annual Meetings. The Board does not have a policy requiring that all directors attend Company annual meetings of stockholders, but it encourages all directors to do so. The 2010 Annual Meeting of Stockholders was attended by all of the directors.

Board Leadership Structure. We recognize that different board leadership structures may be appropriate for companies in different situations and believe that no one structure is suitable for all companies. In order to permit maximum flexibility, our Board does not have a policy on whether the roles of the Chief Executive Officer and Chairman of the Board should be separate and, if they ever are to be separate, whether the Chairman of the Board should be selected from the non-employee directors or be an employee.

Our Company is led by Joseph L. von Rosenberg III, who serves as our Chairman of the Board and our Chief Executive Officer. This approach is commonly utilized by other public companies in the United States and we believe it has been effective for our Company as well. Mr. von Rosenberg has been President and Chief Executive Officer and a director of the Company since July 1997 and Chairman since November 2006. In 2006, the Board concluded that the Chief Executive Officer should also serve as Chairman because of Mr. von Rosenberg’s extensive knowledge of the Company and our industry, leadership experience, and dedication to working closely with other members of our Board. Mr. von Rosenberg’s first-hand knowledge as President and Chief Executive Officer facilitates the Board decision-making process because he chairs the Board meetings where the Board discusses strategic and business issues. As a result, we have a single leader for our Company, with Mr. von Rosenberg seen by our customers, business partners, investors and the other stakeholders as providing strong leadership for our Company, in our community and in our industry.

Because the positions of Chairman of the Board and Chief Executive Officer are held by the same person, the Board believes that independent Board leadership is important and that it is appropriate to elect an independent director to serve as a Presiding Director. The Presiding Director has the responsibility to (1) preside at all meetings of the independent directors; (2) coordinate with the Chairman of the Board and Chief Executive Officer in establishing the annual agenda and topic items for Board meetings; (3) retain independent advisors on behalf of the Board as the Board may determine is necessary or appropriate; and (4) perform such other functions as the independent directors may designate from time to time. Dr. Allee currently serves as the Presiding Director.

Our Board is currently comprised of six independent directors and one employee director. We believe that the members of our Board and the four standing Board Committees provide appropriate oversight for our Company. In this regard, the Audit Committee oversees the accounting and financial reporting processes, as well as risk and compliance matters. The Compensation Committee oversees the annual compensation and performance evaluation of our Chief Executive Officer and other Company officers. The Corporate Governance and Nominating Committee monitors matters such as the composition of the Board and its committees, board performance and “best practices” in corporate governance. The Scientific Committee oversees ongoing scientific research which affects our business and research and development programs. Each Committee is led by a chairperson other than the Chairman and Chief Executive Officer. We believe this framework strikes a sound balance with appropriate oversight.

Our Board conducts an annual evaluation in order to determine whether it and its committees are functioning effectively. As part of this annual self-evaluation, the Board evaluates whether the current leadership structure continues to be optimal for the Company and its stockholders. Our Corporate Governance Guidelines provide the flexibility for our Board to modify or continue our leadership structure in the future, as it deems appropriate.

Consideration of Risks. Our management is responsible for the Company’s day-to-day risk management activities. Our Board, which functions in an oversight role in risk management, focuses on understanding the nature of our risks, including our operations, strategic direction and overall risk management systems. Our Board receives periodic updates on our business operations, financial results, strategy and risks related to our business. These updates are accomplished primarily through discussions with appropriate management personnel and with the Board’s committees as discussed below.

In addition, each of our Board committees considers risk within its specific area of responsibility. For instance, our Audit Committee often asks management or our independent registered public accounting firm to address critical accounting issues at its meetings, and then considers the overall impact that these issues may have on our financial position and risk profile. In addition, the Audit Committee often discusses legal and compliance matters, and also assesses our disclosure controls and procedures and internal controls over financial reporting. Likewise, the Compensation Committee considers our executive compensation programs with a goal of providing incentives to appropriately reward executives for growth without undue risk taking. On an annual basis, the Nominating and Corporate Governance Committee reviews our Board and Board Committees’ structure to ensure appropriate oversight of risk. Our Scientific Committee stays apprised of ongoing scientific developments that may affect our business model.

The three Company officers who supervise the Company’s overall risk management are its Chief Executive Officer, Chief Financial Officer and General Counsel. The Chief Executive Officer reports directly to the Board. The Chief Financial Officer and the General Counsel report to the Chief Executive Officer and generally attend every Board meeting (and in the case of the General Counsel, generally every Committee meeting as well). The Board receives information on risk oversight issues from these three officers freely and without any restrictions, usually in the form of Board or Committee presentations or a question and answer format. Board members may also communicate directly with these officers at any time. Accordingly, the Board does not believe it necessary for the Chief Financial Officer or General Counsel positions to report directly to the Board.

Presiding Director for Board Executive Sessions. The Company schedules regular executive sessions in which directors meet without management present. The Board has elected Dr. Gary Allee to be the Presiding Director at all Board executive sessions. Stockholders may communicate with the Presiding Director in the same manner described above under “—Stockholder and Interested Party Communications.”

Codes of Ethics. The Board of Directors has adopted a Code of Business Conduct and Ethics, which applies to all Company employees, as well as a Code of Ethics for Financial Professionals which applies to all Company professionals who serve in a finance, accounting, treasury or investor relations role. The Codes are posted on the Company’s website at www.omegaproteininc.com. The Company intends to post amendments to or waivers from the Codes to the extent applicable to its principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions on the Company’s website. The Company will also provide a copy of these Codes to any stockholder upon request.

EXECUTIVE OFFICERS

The following sets forth certain information with respect to the executive officers of the Company as of December 31, 2010.

Name	Age	Position
Joseph L. von Rosenberg III	52	Chairman of the Board, President and Chief Executive Officer
John D. Held	48	Executive Vice President, General Counsel and Secretary
Robert W. Stockton	59	Executive Vice President and Chief Financial Officer (retired December 31, 2010)
Bret D. Scholtes	41	Senior Vice President—Corporate Development (until December 31, 2010), Executive Vice President and Chief Financial and Accounting Officer (effective January 1, 2011)
Joseph E. Kadi	50	Senior Vice President—Operations
Dr. Mark E. Griffin	43	Vice President—Research and Development (until December 31, 2010), Senior Vice President—R&D and Sales and Marketing (effective January 1, 2011)
Gregory Toups	35	Vice President and Controller

JOSEPH L. VON ROSENBERG III has served as President and Chief Executive Officer and a director of the Company since July 1997 and as Chairman of the Board since November 2006.

JOHN D. HELD has served as the Company’s General Counsel since March 2000, as Vice President of the Company from April 2002 to September 2002, as Senior Vice President from September 2002 to June 2006, as Secretary since September 2002 and as Executive Vice President since June 2006. From 1996 to 1999, Mr. Held was Senior Vice President, General Counsel and Secretary of American Residential Services, Inc., a then public company engaged in the consolidation of the air-conditioning, plumbing and electrical service industries. Prior thereto, Mr. Held practiced law for several years with Baker Botts LLP in Houston, Texas.

ROBERT W. STOCKTON served as Executive Vice President and Chief Financial Officer of the Company from July 1997 until his retirement on December 31, 2010. Mr. Stockton also served as Secretary of the Company from January 2000 to September 2002. Mr. Stockton is a certified public accountant.

BRET D. SCHOLTES has served as Senior Vice President—Corporate Development since April 2010 and as Executive Vice President and Chief Financial and Accounting Officer since January 1, 2011. From 2006 to April 2010, Mr. Scholtes served as Vice President—Origination at GE Energy Financial Services, a global energy investment firm. Prior to that, Mr. Scholtes held positions with two publicly traded energy companies. He also has five years of public accounting experience.

JOSEPH E. KADI has served as Senior Vice President—Operations since December 2008 and as Director of Strategic Development of the Company from November 2008 to December 2008. From 2003 to October 2008, Mr. Kadi was Vice President of Operations for Milk Specialties Company, a manufacturer of nutritional and health products for the food and feed industries. From 1999 to 2003, Mr. Kadi was Director of Manufacturing, Worldwide for Applied Food Biotechnology, a manufacturer of liquid and dry pet food flavors.

DR. MARK E. GRIFFIN has served as Vice President—Research and Development since July 2009 and as Senior Vice President—R&D and Sales and Marketing since January 1, 2011. From April 2009 to July 2009,

Dr. Griffin served as Technical Director of the Specialty Group of Land O’Lakes Purina Feed, LLC, a co-operative of agricultural producers and marketer of agriculture food products. From 2003 to April 2009, Dr. Griffin served as Director of the Zoo and Aquaculture divisions of Land O’Lakes Purina Feed, LLC. Dr. Griffin also previously held several positions in the aquaculture, companion animal, zoo and private label divisions of Purina Mills, Inc. and Land O’ Lakes Purina Feed, LLC.

GREGORY P. TOUPS has served as the Company’s Vice President and Controller since May 2008, as Controller since May 2005, and as Assistant Controller from March 2005 to May 2005. Prior thereto, Mr. Toups was employed by the accounting firms Kushner LaGraize LLC, from November 2001 to March 2005, and by PricewaterhouseCoopers, LLP, from January 1998 to November 2001.

COMPENSATION DISCUSSION AND ANALYSIS

FOR THE YEAR ENDED DECEMBER 31, 2010

Overview

This section provides an overview of our executive compensation program and policies, the material compensation decisions that we made with regard to our 2010 compensation, as well as the material factors that we considered in making those decisions, and the policies that we intend to use to guide compensation decisions.

Unless otherwise indicated, this section refers only to the compensation of those executive officers whom we refer to as our “Named Executive Officers.” These executive officers are:

•	Joseph L. von Rosenberg III, Chairman of the Board, Chief Executive Officer and President

•	Bret D. Scholtes, Senior Vice President—Corporate Development (until December 31, 2010); Executive Vice President and Chief Financial and Accounting Officer (effective January 1, 2011)

•	John D. Held, Executive Vice President, General Counsel and Secretary

•	Joseph E. Kadi, Senior Vice President—Operations

•	Robert W. Stockton, Executive Vice President and Chief Financial Officer (retired on December 31, 2010)

Our executive compensation program is subject to the oversight of the Compensation Committee (“Committee”) of our Board of Directors. The Committee is composed of Paul M. Kearns (Chairman), Dr. Gary L. Allee and Gary R. Goodwin. The Committee determines the compensation to be paid to the Chief Executive Officer (the “CEO”) and other officers of the Company. In 2010, the Committee reviewed and approved the compensation for the Named Executive Officers. The Committee also determines the compensation to be paid to the Company’s independent directors unless otherwise undertaken by the Board.

Our ability to hire and retain employees with the requisite skills and experience to develop, expand and execute business opportunities is essential to our success and the success of our stockholders. While we hope to offer a work environment in which employees can find attractive career challenges and opportunities, we also understand that employees have choices regarding where they pursue their careers and that the compensation that we offer plays a significant role in their decision to choose us as their employer.

Our compensation program is designed to support the successful recruitment, development and retention of key employees in order to achieve our corporate goals and optimize long-term financial returns. Because we believe that employee continuity and retention of institutional knowledge are important corporate goals, we believe that our compensation programs must support the retention of our key employees.

Committee Authority

The Committee operates under a written charter adopted by the Board of Directors. The Committee meets at various times during the year and may also act on occasion by unanimous written consent. During 2010, the Committee met two times and acted five times by unanimous written consent. The Chairman of the Committee reports on the Committee’s activities at meetings of the Board of Directors.

To fulfill its responsibilities, the Committee:

1.	Provides direction to the Company in connection with executive compensation and benefits for the executive team.

2.	Reviews and approves corporate goals and individual performance relevant to the compensation of the CEO.

3.	Evaluates the CEO’s performance and achievement of corporate goals, either as a committee or together with other independent directors, and determines the CEO’s compensation level based on such evaluation.

4.	After considering the recommendations of the CEO, reviews the compensation structure and determines the compensation of officers and senior employees of the Company, in each case who earn an annual base salary in excess of $175,000.

5.	Approves, on behalf of the Board, employment agreements or similar arrangements, or amendments to existing employment agreements or similar arrangements, for officers of the Company.

6.	Evaluates and makes recommendations to the Board with respect to the adoption, substantive modification, or termination of any benefit plan of the Company.

7.	Administers any incentive or equity-based compensation plans approved by the Board in accordance with the responsibilities assigned to the Committee under those plans.

8.	Unless otherwise undertaken by the Board, approves the compensation of the Company’s independent directors.

2010 Review

In 2010, the Committee undertook a review of the compensation levels for our senior management. As part of that review, the Committee retained Meridian Compensation Partners, LLC (“Meridian”) as its independent compensation consultant to assist and advise the Committee on matters related to executive compensation. The firm was selected by the Committee based on its reputation and expertise. The Committee asked Meridian to conduct a benchmarking analysis for total compensation levels for the Named Executive Officer positions as well as the Vice President—Research and Development position.

In connection with its engagement, Meridian reviewed the compensation levels for the Named Executive Officer positions and the Vice President—Research and Development position, and produced a report summarizing its findings for the Committee in November 2010. The purpose of Meridian’s analysis was to develop a comparison of the Company’s compensation levels to the competitive market for similarly-sized companies (revenues of approximately $175 million to $200 million).

To conduct its market analysis, Meridian utilized data from the following published compensation survey sources:

•	Towers Watson—All manufacturing participants with revenues between $100 million and $499 million;

•	Mercer—All manufacturing participants with revenues less than $500 million; and

•	ERI Effective Compensation Assessor—Based on company revenues of $185 million.

Based on these sources, Meridian developed competitive market compensation levels for the following elements of total compensation for the Named Executive Officers: base salaries, annual cash bonuses and long-term equity incentive awards. Meridian presented tabular market data at the 25th, 50th and 75th percentiles for each benchmark position and element of pay. The Committee took this market data into account when it considered the base salaries, annual cash bonuses and long-term equity incentive awards discussed below.

Key Elements of Compensation and General Policies

Key Elements. The key elements of our executive compensation program are: (i) base salary, (ii) annual cash bonuses, (iii) long-term equity incentive awards, and (iv) perquisites and generally available benefit programs. Our general policies as formulated by the Committee with respect to the four components of compensation are discussed below.

Background. The Committee considered three major factors which have historically substantially impacted the Company’s performance:

•

Cost of Production. The Company’s cost of production is heavily correlated to the amount of its annual fish catch. The amount of fish catch is dependent upon important factors largely outside of management’s control such as weather and fish availability (and in 2010, the Deepwater Horizon oil spill disaster).

•

Amount of Production. The amount of annual product produced by the Company is dependent upon the amount of annual fish catch, as well as the oil yield derived from that fish catch which has fluctuated from year to year due to biological factors. Both fish catch and oil yields are largely outside of management’s control.

•

Prices for Products. Prices for FAQ fish meal and unrefined fish oil are generally set in a world commodity market and these prices are largely outside of management’s control. These commodity prices determine to a large extent what prices the Company is able to charge for many of its products.

Based on its consideration of the foregoing factors, the Committee believes that a material portion of Company financial performance is directly impacted by factors largely outside of management’s control and that therefore, incentive plans (both equity and cash) based on specific financial targets (stock price, revenue growth, net profit growth, cash flow, return on equity, and earnings per share) may not necessarily reflect the innovativeness, dedication, creativity and historical perspective that Company management may bring to bear on a business that is heavily susceptible to outside influences. Our compensation program is designed to be flexible in order to allow the Committee to reward innovation reflected in management’s response to events or situations that are not susceptible to measurement or that do not recur from year to year. For example, the Company’s business was substantially impacted in 2005 by Hurricanes Katrina and Rita which severely damaged three Gulf plants, in 2008 by Hurricane Ike which severely damaged two Gulf plants, and in 2010 by the Deepwater Horizon oil spill disaster which substantially restricted commercial fishing in the Gulf of Mexico and necessitated the temporary shut–down of the Company’s Moss Point, Mississippi facility.

1. Base Salary. We pay our officers a base salary to compensate them for their services and to provide a steady source of income. The Committee has generally reviewed and established the base salaries of the CEO and certain other officers on an annual basis. In establishing base salaries, the Committee considers the effect of any new base salary level on total compensation, the length of time since the last salary increase, the importance of the position, the skills and background required for the position and internal equity considerations among the Company’s senior officer positions. The Committee has also at times considered as a factor marketplace data for similarly based positions. The Committee has not generally used any mechanical formulations or weighting of any of the factors it considers, although it may do so from time to time.

The Committee increased the annual base salaries of the following Named Executive Officers as set forth below, effective in each case as of January 1, 2011:

Officer	Title	New 2011 Base Salary
Joseph L. von Rosenberg III	Chairman of the Board, Chief Executive Officer and President	$600,000
Bret D. Scholtes	Senior Vice President—Corporate Development (until December 31, 2010) Executive Vice President and Chief Financial and Accounting Officer (effective January 1, 2011)	$325,000
John D. Held	Executive Vice President and General Counsel and Secretary	$300,000
Joseph E. Kadi	Senior Vice President—Operations	$300,000
Robert W. Stockton	Executive Vice President and Chief Financial Officer (retired December 31, 2010)	N/A

In determining Mr. von Rosenberg’s 2011 base salary, the Committee considered the effect of the new base salary level on Mr. von Rosenberg’s total compensation, the length of time since Mr. von Rosenberg’s last salary increase, the importance of the Chief Executive Officer position, the skills and background required for the position of Chief Executive Officer, and the percentile benchmark market data for the Chief Executive Officer position presented by Meridian. The Committee did not use any mechanical formulation or weighting of any of the factors it considered in determining this salary increase.

In determining Mr. Scholtes’ 2011 base salary, the Committee analyzed Mr. Scholtes’ position for 2011 as the Company’s Chief Financial Officer due to his scheduled promotion to that position effective January 1, 2011. The Committee considered the effect of the new base salary level on Mr. Scholtes’ total compensation, the fact that Mr. Scholtes had never received a salary increase from the Company, the importance of the Chief Financial Officer position, the skills and background required for the position of Chief Financial Officer, the percentile benchmark market data for the Chief Financial Officer position presented by Meridian, and internal equity considerations among the Company’s senior officer positions. The Committee did not use any mechanical formulation of any of the factors it considered in determining this salary increase, although internal equity considerations were given more weight than the other factors.

In determining Mr. Held’s 2011 base salary, the Committee considered the effect of the new base salary level on Mr. Held’s total compensation, the length of time since Mr. Held’s last salary increase, the importance of the General Counsel position, the skills and background required for the position of General Counsel, the percentile benchmark market data for the General Counsel position presented by Meridian, and internal equity considerations among the Company’s senior officer positions. The Committee did not use any mechanical formulation of any of the factors it considered in determining this salary increase, although internal equity considerations were given more weight than the other factors.

In determining Mr. Kadi’s 2011 base salary, the Committee considered the effect of the new base salary level on Mr. Kadi’s total compensation, the length of time since Mr. Kadi’s last salary increase, the importance of the Senior Vice President—Operations position, the skills and background required for the position of Senior Vice President—Operations, the percentile benchmark market data for the Senior Vice President—Operations position presented by Meridian, and internal equity considerations among the Company’s senior officer positions. The Committee did not use any mechanical formulation of any of the factors it considered in determining this salary increase, although internal equity considerations were given more weight than the other factors.

The Committee did not consider any base salary increase for Mr. Stockton for 2011 due to his scheduled retirement on December 31, 2010.

2. Annual Cash Bonuses. We pay annual cash bonuses to our executive officers to reward for performance. The Committee has generally granted performance awards in the form of cash bonuses for the CEO and certain other officers on an annual basis. These bonuses have been determined at the Committee’s discretion, taking into account the effect of the bonus award on total compensation, the length of time since the last cash bonus, internal equity considerations among the Company’s senior officer positions, the Company’s financial performance and the CEO’s and the Committee’s subjective assessment of the executive’s performance. The Committee has also at times considered as a factor market place data for similarly based positions. The Committee does not generally use any mechanical formulations or weighting of any of the factors it considers, although it may do so from time to time.

The Committee has adopted a discretionary approach to determining the amounts and timing of cash bonuses. The Committee believes its discretionary approach preserves maximum flexibility because the performance of the Company’s business is dependent to a material extent on factors largely outside of management’s control, making pre-determined formulas and metrics too rigid and simplistic to correlate directly to management performance. The Committee does not target bonus opportunities at any particular percentage of total compensation or base salary. The Committee believes that targets inappropriately restrict its ability to reward for performance and effort and could, in some cases, be distracting to employees and create incentives to take short-sighted corporate actions relevant to that specific target instead of long-term decisions that build value. The Committee also desires to retain the flexibility to make no cash awards in the event of poor Company financial performance, irrespective of management performance.

Because of the factors discussed above, the Committee has generally elected to make its determination regarding annual cash bonuses at the end of each fiscal year, once Company performance and individual performance for that year can be reviewed and assessed, rather than attempt to pre-determine the amount of cash bonuses prior to the commencement of a fiscal year pursuant to a mechanical formula.

In December 2010, the Committee approved cash bonuses set forth below to the following Named Executive Officers:

Officer	Title	2010 Cash Bonus
Joseph L. von Rosenberg III	Chairman of the Board, President and Chief Executive Officer	$600,000
Bret D. Scholtes	Senior Vice President—Corporate Development (until December 31, 2010) Executive Vice President and Chief Financial and Accounting Officer (effective January 1, 2011)	$250,000
John D. Held	Executive Vice President, General Counsel and Secretary	$250,000
Joseph E. Kadi	Senior Vice President—Operations	$250,000
Robert W. Stockton	Executive Vice President and Chief Financial Officer (retired on December 31, 2010)	$100,000

In granting the above bonus to Mr. von Rosenberg, the Committee considered the effect of the bonus award on Mr. von Rosenberg’s total compensation, the length of time since Mr. von Rosenberg’s last cash bonus, the percentile benchmark market data for the Chief Executive Officer position presented by Meridian, the Company’s financial performance in 2010, and the Committee’s subjective assessment of Mr. von Rosenberg’s performance in 2010. The Committee did not use any mechanical formulation or weighting of any of the factors it considered in awarding this bonus.

In granting the above bonus to Mr. Scholtes, the Committee analyzed Mr. Scholtes’ position for 2010 as the Company’s Chief Financial Officer due to his scheduled promotion to that position effective January 1, 2011. The Committee considered the effect of the bonus award on Mr. Scholtes’ total compensation, the fact that Mr. Scholtes had never received a cash bonus from the Company, internal equity considerations among the Company’s senior officer positions, the percentile benchmark market data for the Chief Financial Officer position presented by Meridian, the Company’s financial performance in 2010, the CEO’s subjective assessment of Mr. Scholtes’ performance in 2010, and the Committee’s subjective assessment of Mr. Scholtes’ performance in 2010. The Committee did not use any mechanical formulation of any of the factors it considered in awarding this bonus, although internal equity considerations were given more weight than the other factors.

In granting the above bonus to Mr. Held, the Committee considered the effect of the bonus award on Mr. Held’s total compensation, the length of time since Mr. Held’s last cash bonus, internal equity considerations among the Company’s senior officer positions, the percentile benchmark market data for the General Counsel position presented by Meridian, the Company’s financial performance in 2010, the CEO’s subjective assessment of Mr. Held’s performance in 2010, and the Committee’s subjective assessment of Mr. Held’s performance in 2010. The Committee did not use any mechanical formulation of any of the factors it considered in awarding this bonus, although internal equity considerations were given more weight than the other factors.

In granting the above bonus to Mr. Kadi, the Committee considered the effect of the bonus award on Mr. Kadi’s total compensation, the length of time since Mr. Kadi’s last cash bonus, internal equity considerations among the Company’s senior officer positions, the percentile benchmark market data for the Senior Vice President—Operations position presented by Meridian, the Company’s financial and operational performance in 2010, the CEO’s subjective assessment of Mr. Kadi’s performance in 2010, and the Committee’s subjective assessment of Mr. Kadi’s performance in 2010. The Committee did not use any mechanical formulation of any of the factors it considered in awarding this bonus, although internal equity considerations were given more weight than the other factors.

In granting the above bonus to Mr. Stockton, the Committee considered the effect of the bonus award on Mr. Stockton’s total compensation, the length of time since Mr. Stockton’s last cash bonus, the Committee’s subjective assessment of Mr. Stockton’s performance in 2010, and Mr. Stockton’s scheduled retirement on December 31, 2010. The Company did not use any mechanical formulation of any of the factors it considered in awarding this bonus, although Mr. Stockton’s scheduled retirement on December 31, 2010 was given more weight than other factors.

3. Long-Term Equity Incentive Awards. We make long-term equity incentive awards to align the long-term interests of our executive officers with the Company’s stockholders. Under the Company’s 2006 Incentive Plan, the Committee may award non-qualified or incentive stock options, restricted stock, performance awards by reference to performing units (cash) or performance shares (shares of common stock) and stock-based awards payable in shares of common stock, cash or a combination thereof related to such shares, including, but not limited to, stock appreciation rights settled in cash or common stock.

The Committee believes that the 2006 Incentive Plan enables the Company to attract, retain and incentivize highly-qualified and experienced personnel. Under the Plan, the Committee is responsible for determining who receives awards, and the size, duration and type of each award, as well as the other terms and conditions of each award. In making its determinations, the Committee generally considers the effect of the stock option award on total compensation, the length of time since the last equity award and overall history of an executive’s equity award grants, the amount of equity already owned by an executive, the importance of the position, the skills and background required for the position, the executive’s qualifications, experience and tenure with the Company, and the Committee’s and the CEO’s subjective assessment of the executive’s performance. The Committee has also at times considered as a factor market place data for similarly based plan participants. The Committee generally does not use any mechanical formulation or weighting of any of the factors it considered in making stock option grants, although it may do so from time to time.

The Committee has historically utilized only non-qualified stock options because they are relatively easy to administer, are generally well understood as a compensation mechanism by their recipients and have provided a level of incentive that the Committee determined to be appropriate. However, the Committee could in the future utilize restricted stock awards or share performance units because these types of awards may be less dilutive overall then stock options, and depending on their terms, may allow the recipient to receive some compensation benefit in the event that the share price does not appreciate.

As noted above, the Company does not have an equity incentive program in which awards are made on a regular basis. Historically, the Committee has utilized its discretion to determine the timing and size of equity award grants.

In December 2010, the Committee granted non-qualified stock options to acquire an aggregate of 975,000 shares of common stock to the Named Executive Officers listed below. The Committee determined these long-term equity incentive awards to be appropriate because the Committee desired to incentivize senior management’s future performance.

Officer	Title	Number of Options
Joseph L. von Rosenberg III	Chairman of the Board, Chief Executive Officer and President	500,000
Bret D. Scholtes	Senior Vice President—Corporate Development (until December 31, 2010) Executive Vice President and Chief Financial and Accounting Officer (effective January 1, 2011)	200,000
John D. Held	Executive Vice President, General Counsel and Secretary	125,000
Joseph E. Kadi	Senior Vice President—Operations	150,000
Robert W. Stockton	Executive Vice President and Chief Financial Officer (retired December 31, 2010)	0

		975,000

These options vest annually in one-third increments, have a 10-year term, and have an exercise price of $7.07, the fair market value of the Company’s common stock on the date of grant. The FASB Accounting Certification Topic 718 value of these options was $4.00 per option for an aggregate value of approximately $3.9 million. In determining the total number of option awards to be granted, the Committee also considered the effect of the total number of options granted on the Company’s historical average “burn rate” (the number of options granted during the year divided by the number of shares outstanding for that year).

In making the above grant to Mr. von Rosenberg, the Committee considered the effect of the stock option award on Mr. von Rosenberg’s total compensation, the length of time since Mr. von Rosenberg’s last equity award and overall history of Mr. von Rosenberg’s equity award grants, the amount of equity already owned by Mr. von Rosenberg, the importance of the Chief Executive Officer position, the skills and background required for the position of Chief Executive Officer, Mr. von Rosenberg’s qualifications, experience and tenure with the Company, the percentile benchmark market data for the Chief Executive Officer position presented by Meridian, and the Committee’s subjective assessment of Mr. von Rosenberg’s performance. The Committee did not use any mechanical formulation or weighting of any of the factors it considered in making the stock option grant.

In making the above grant to Mr. Scholtes, the Committee analyzed Mr. Scholtes’ position for 2010 as the Company’s Chief Financial Officer due to his scheduled promotion to that position effective January 1, 2011. The Committee considered the effect of the stock option award on Mr. Scholtes’ total compensation, the length of time since Mr. Scholtes’ last equity award and overall history of Mr. Scholtes’ equity award grants, the amount of equity already owned by Mr. Scholtes, Mr. Scholtes’ scheduled promotion to position of Chief Financial Officer on January 1, 2011, the importance of Chief Financial Officer position, the skills and background required for the position of Chief Financial Officer, Mr. Scholtes’ qualifications, experience and tenure with the Company, the percentile benchmark market data for the Chief Financial Officer position presented by Meridian, the Committee’s subjective assessment of Mr. Scholtes’ performance, and the Chief Executive Officer’s subjective evaluation of Mr. Scholtes’ performance. The Committee did not use any mechanical formulation or weighting of any of the factors it considered in making the stock option grant.

In making the above grant to Mr. Held, the Committee considered the effect of the stock option award on Mr. Held’s total compensation, the length of time since Mr. Held’s last equity award and overall history of Mr. Held’s equity award grants, the amount of equity already owned by Mr. Held, the importance of the General Counsel position, the skills and background required for the position of General Counsel, Mr. Held’s qualifications, experience and tenure with the Company, the percentile benchmark market data for the General Counsel position presented by Meridian, the Committee’s subjective assessment of Mr. Held’s performance, and the Chief Executive Officer’s subjective evaluation of Mr. Held’s performance. The Committee did not use any mechanical formulation or weighting of any of the factors it considered in making the stock option grant.

In making the above grant to Mr. Kadi, the Committee considered the effect of the stock award on Mr. Kadi’s total compensation, the length of time since Mr. Kadi’s last equity award and overall history of Mr. Kadi’s equity award grants, the amount of equity already owned by Mr. Kadi, the importance of the Senior Vice President—Operations position, the skills and background required for the position of Senior Vice President—Operations, Mr. Kadi’s qualifications, experience and tenure with the Company, the percentile benchmark market data for the Senior Vice President—Operations position presented by Meridian, the Committee’s subjective assessment of Mr. Kadi’s performance, and the Chief Executive Officer’s subjective evaluation of Mr. Kadi’s performance. The Committee did not use any mechanical formulation or weighting of any of the factors it considered in making the stock option grant.

The Committee did not make any stock option award to Mr. Stockton due to his scheduled retirement on December 31, 2010.

4. Perquisites and Benefit Programs. We provide certain perquisites and benefit programs to our senior management to allow them to focus on Company matters and because many other companies provide similar arrangements. Our perquisite and benefit programs are discussed below.

We have entered into an agreement with certain Named Executive Officers pursuant to which the officer will be entitled to receive severance benefits upon certain defined termination events, including in some cases a change of control only, or, in some cases, upon the occurrence of certain enumerated events following a change of control. In the case of the termination event being the result of a change of control only, the Committee believes that this determinant for payment is appropriate because it assures the full attention of the executive to the Company’s business and interests of its stockholders, free from any distractions caused by personal job-related uncertainties relating to a pending or threatened change of control. In addition, this determinant permits an executive to continue to provide services to the Company in any amount and for as long as needed after the receipt of severance benefits and permits the severance benefits to comply with Section 409A of the Internal Revenue Code. The events that trigger payments following a change of control are generally those related to termination of employment without cause or detrimental changes in the executive’s terms and conditions of employment within a certain period following the change of control. In general, we believe these agreements will assure executives of fair treatment following a change of control, and assist in promoting continuity of senior management and retaining key talent during uncertain times.

We have entered into an indemnification agreement with each of our directors and officers. These indemnification agreements provide for the Company to, among other things, indemnify such persons against certain liabilities that may arise by reason of their status or service as directors or officers, and advance their expenses incurred as a result of a proceeding as to which they may be indemnified. These indemnification agreements are intended to provide indemnification rights to the fullest extent permitted under applicable Nevada law and are in addition to any other rights the indemnitee may have under the Company’s Articles of Incorporation, Bylaws or applicable law. We believe these indemnification agreements enhance our ability to attract and retain knowledgeable and experienced officers and directors. We also cover our directors and officers under directors’ and officers’ liability insurance policies.

We offer health, welfare and retirement programs to all eligible employees. The Named Executive Officers are eligible to participate in these benefit programs on the same basis as all employees generally. Our health and welfare programs include medical, pharmacy, dental, vision, life insurance and disability insurance. We also provide an Executive Medical Plan to each qualifying Named Executive Officer, as shown in the Summary Compensation Table, which reimburses the officer for certain medical, pharmacy, dental and vision expenses not fully reimbursed by our benefit plans that cover all employees generally. The aggregate cost of this Executive Medical Plan to the Company in 2010 was $34,054.

We offer a 401(k) retirement plan that is intended to supplement the employee’s personal savings and social security. All of our employees are generally eligible to participate in the 401(k) plan and the Named Executive Officers participate on the same basis as all of our employees. At our discretion, we may make a matching contribution to each participating employee’s 401(k) account and we did so in 2010. Our contributions in 2010 for each Named Executive Officer are set forth in the Summary Compensation Table. We froze our pension plan in 2002 and accordingly, our employees, including the Named Executive Officers, no longer receive any additional years of service credit under this pension plan.

We have provided a Company-owned vehicle to each Named Executive Officer, as shown in the Summary Compensation Table, because we believe that the use of such vehicles by the Named Executive Officers in the course of their employment allows our employees more time to focus on Company business. The Named Executive Officers are allowed to make personal use of the vehicles, which the Committee believes to be appropriate additional compensation.

We do not provide any of our officers or directors with any reimbursements for country club memberships, private aircraft use, personal financial or tax advice, or security expenses.

Other Policies

Except as described above under “Key Elements of Compensation and General Policies,” the Committee has not adopted any policies regarding the allocation of (i) long-term compensation and current compensation, (ii) cash compensation and non-cash compensation, and (iii) different types of long-term compensation, because in each case, the Committee desires to maintain maximum flexibility when making its compensation determinations.

The Committee has not adopted a policy regarding when cash bonuses or long-term incentive awards are granted in order to maintain maximum flexibility. For any particular fiscal year, cash bonuses have generally been paid later in the fourth quarter for that fiscal year or in the first quarter immediately following that fiscal year, once the Committee has evaluated Company and individual performance for that fiscal year. Long-term incentive awards have not historically been granted in accordance with any schedule or at any particular time of the month or year. The Committee does not coordinate the timing of equity-related awards with the release of any Company material non-public information or the filing of any Company SEC reports.

The Committee has not adopted any equity or security ownership requirements or guidelines for executive officers. While the Committee encourages Company equity ownership by its officers and directors, it considers individual decisions on investment and capital allocation to be private matters. Other than the Company’s insider trading policy, the Company does not have any policies regarding hedging the economic risk of equity or security ownership in the Company. The Company’s insider trading policy prohibits Company officers and key employees from short–term trading in the Company’s securities, conducting any short sales in the Company’s securities, or trading in Company common stock options that are traded on any stock exchange. The Committee has also not created a policy with regard to the adjustment or recovery of awards or payments if the relevant Company performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of an award or payment. As noted above, we have historically not utilized plans which relate specifically to the achievement of specific financial or operational targets and therefore the Committee believes that these types of adjustments or recoveries are not likely to occur.

The Committee has not analyzed any formulaic relationships between the CEO’s total compensation and the total compensation of any Named Executive Officer or any other employee (whether in the aggregate or as a multiple) because the Committee does not believe formulaic relationships are relevant to the compensation for any particular individual. The Committee does take into account in its decision making process internal equity considerations among compensation levels for the Named Executive Officer positions beneath the CEO position and gives substantial weight to that factor.

Input from the CEO is considered by the Committee regarding compensation for other officers and is given material weight by the Committee because the Committee believes that the CEO is in an inherently better position that the Committee to assess the subjective and objective performance of these officers due to his more frequent interactions with them.

Delegation of Authority to the CEO for Certain Officers and Employees

The Committee may delegate authority to individuals or Board subcommittees when it deems appropriate, subject to the restrictions of any incentive plan or plans, provided that any Board subcommittees are composed entirely of independent directors.

The Committee has delegated to the CEO the authority to approve changes in base salary and to determine annual cash bonuses for any officer or employee who earns an annual base salary of less than $175,000. The Committee delegated this authority because it believes that the CEO is in an inherently better position than the Committee to assess the subjective and objective performance of employees at this less senior level. The Committee has imposed the following guidelines for the CEO when making his determination of base salary and any cash bonus compensation for these employees:

•	Any increase in base salary to $175,000 or greater must be approved in advance by the Committee.

•

Any payment of cash bonus compensation (whether through a performance based sales or other plan or through a discretionary award) in any single fiscal year that is greater than 100% of an employee’s annual base salary must be approved in advance by the Committee.

The CEO has adhered to these guidelines. In 2010, the Committee’s approval was not required for any salary increases or bonuses in connection with these guidelines.

Tax Considerations

Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 per person on the amount of compensation that may be deducted by the Company in any one fiscal year with respect to each of the Named Executive Officers. This deduction limitation, however, does not apply to certain “performance based” compensation. The Committee is aware of this provision and it is possible that the Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of compensation for its executive officers.

Compensation Committee Report

The Committee has reviewed and discussed the preceding Compensation Discussion and Analysis with management and, based on this review and discussion, has recommended to the Board of Directors that this Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

Dated: February 25, 2011

Respectfully submitted,

Paul M. Kearns (Chairman)

Dr. Gary L. Allee

Gary R. Goodwin

COMPENSATION COMMITTEE INTERLOCKS

AND INSIDER PARTICIPATION

During 2010, the Compensation Committee consisted of Mr. Kearns (Chairman), Dr. Allee, and Mr. Goodwin. None of Mr. Kearns, Dr. Allee or Mr. Goodwin had any relationships or transactions with the Company or its subsidiaries required to be disclosed pursuant to Item 407(e)(4) of Regulation S-K under the Exchange Act.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth for the fiscal years ended December 31, 2010, 2009 and 2008 the annual compensation for the Company’s Principal Executive Officer, Principal Financial Officer and its other three most highly compensated executive officers in 2010 (collectively, the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE FOR THE

FISCAL YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)	Total ($)
Joseph L. von Rosenberg III President and Chief Executive Officer	2010	$425,000	$600,000	$0	$3,084,400	$0	$0	$53,463	$4,162,863
	2009	$425,000	$0	$0	$858,750	$0	$0	$45,054	$1,328,804
	2008	$425,000	$632,500	$0	$0	$0	$0	$34,845	$1,092,345
Bret D. Scholtes(3) Senior Vice President— Corporate Development	2010	$152,596	$250,000	$0	$1,161,600	$0	$0	$15,975	$1,580,171
	2009	$0	$0	$0	$0	$0	$0	$0	$0
	2008	$0	$0	$0	$0	$0	$0	$0	$0
John D. Held Executive Vice President, General Counsel and Secretary	2010	$245,000	$250,000	$0	$1,042,200	$0	$0	$20,500	$1,557,700
	2009	245,000	$0	$0	$229,000	$0	$0	$19,487	$493,487
	2008	245,000	$431,250	$0	$0	$0	$0	$20,307	$696,557

Joseph E. Kadi(4) Senior Vice President— Operations	2010	$200,000	$250,000	$0	$803,325	$0	$0	$25,713	$1,279,038
	2009	$200,000	$0	$0	$28,625	$0	$0	$149,050	$377,675
	2008	$27,550	$0	$0	$37,620	$0	$0	$166	$65,336
Robert W. Stockton(5) Executive Vice President and Chief Financial Officer	2010	$271,000	$100,000	$0	$0	$0	$0	$22,469	$393,469
	2009	$271,000	$0	$0	$229,000	$0	$0	$22,069	$522,069
	2008	$271,000	$431,250	$0	$0	$0	$0	$21,732	$723,985

(1)

These amounts reflect the aggregate grant date fair market value of the stock option awards (vested and unvested) computed in accordance with FASB Accounting Standards Certification Topic 718. The fair value of the Company’s stock options for the 2008 grant is the estimated present value at grant date using the Black-Scholes option pricing model with the following assumptions: expected dividend yield of 0%; volatility of 53.72%; risk-free interest of 2.08%; and an expected life of 5 years. The fair value of the Company’s stock options for the 2009 grants is the estimated present value at grant date using the Black-Scholes option pricing model with the following assumptions: expected dividend yield of 0%; volatility of 54.78%; risk-free interest of 1.88%; and an expected life of 5 years. The 2010 stock option grant amounts consist of three grants in January 2010, April 2010 and December 2010. The fair value of the Company’s stock options for the January 2010 grants is $2.71 per stock option which is the estimated present value at grant date using the Black-Scholes option pricing model with the following assumptions: expected dividend yield of 0%; volatility of 62.77%; risk-free interest of 2.65%; and an expected life of 5 years. The fair value of the Company’s stock options for the April 2010 grant is $3.61 per stock option grant which is the estimated present value at grant date using the Black-Scholes option pricing model with the following assumptions: expected dividend yield of 0%, volatility of 63.69%, risk-free interest of 2.53% and expected life of 5 years. The fair value of the Company’s stock options for the December 2010 grants is $4.00 per stock option which is the estimated present value at grant date using the Black-Scholes option pricing model with the following assumptions: expected dividend yield of 0%; volatility of 60.37%; risk-free interest of 1.99%; and an expected life of 6 years. The expected dividend yield is based on the Company’s annual dividend payout at grant date. Expected volatility is based on the historical volatility of the Company’s stock for a period approximating the expected life. The risk-free interest rate is based on the U.S. treasury yield in effect at the time of grant and has a term equal to the expected life. The expected life of the options represents the period of time the options are expected to be outstanding. Further information regarding the valuation of stock and option awards can be found in Note 14 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2010.

(2)	The reported amounts in 2010 represent (i) life insurance premiums paid by the Company on the employee’s behalf in 2010 ($2,140 for Mr. von Rosenberg, $1,249 for Mr. Scholtes, $1,900 for Mr. Held, $1,932 for Mr. Kadi and $2,740 for Mr. Stockton), (ii) Company matching contributions in 2010 to the employee’s 401(k) plan account ($9,800 for Mr. von Rosenberg, $0 for Mr. Scholtes, $9,800 for Mr. Held, $9,800 for Mr. Kadi and $8,250 for Mr. Stockton), (iii) value of personal use of a Company vehicle in 2010 based on the number of personal miles utilized ($6,162 for Mr. von Rosenberg, $0 for Mr. Scholtes, $1,989 for Mr. Held, $7,170 for Mr. Kadi, and $4,668 for Mr. Stockton), (iv) the officer’s pro-rata portion ($6,811) of the cost of the Company’s Executive Medical Plan which had an aggregate cost to the Company in 2010 of $34,054, (v) for Mr. von Rosenberg, $8,132 paid by the Company for maintaining an additional office for his business use outside the Company’s headquarters (discontinued in July 2010) and $7,873 paid by the Company for commuting expenses related to travel to and from Company headquarters, and (vi) $12,545 for Mr. von Rosenberg, $7,915 for Mr. Scholtes, $0 for Mr. Held, $0 for Mr. Kadi and $0 for Mr. Stockton for Company reimbursed travel expenses for that executive’s spouse accompanying him on Company business trips.
(3)	Base salary reflects a partial year of employment for 2010. Mr. Scholtes became the Company’s Executive Vice President and Chief Financial and Accounting Officer on January 1, 2011.
(4)	Base salary reflects a partial year of employment for 2008.
(5)	Mr. Stockton retired from the Company on December 31, 2010.

Grants of Plan Based Awards

The following table shows grants of plan-based awards in 2010 to our Named Executive Officers:

GRANTS OF PLAN-BASED AWARDS

FOR THE FISCAL YEAR ENDED DECEMBER 31, 2010

		Estimate Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stocks or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/share) (1)		Closing Price on Grant Date ($/share) (2)		Grant Date Fair Value of Stock and Option Awards(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Joseph L. von Rosenberg III President and Chief Executive Officer	1/4/10 12/1/10	N/A	N/A	N/A	N/A	N/A	N/A	N/A	400,000 500,000	$ $	4.65 7.07	$ $	4.85 7.05	$ $	2,000,000 1,084,400

Bret D. Scholtes Senior Vice President— Corporate Development	4/28/10 12/1/10	N/A	N/A	N/A	N/A	N/A	N/A	N/A	100,000 200,000	$ $	6.39 7.07	$ $	6.49 7.05	$ $	361,000 800,000

John D. Held Executive Vice President, General Counsel and Secretary	1/4/10 12/1/10	N/A	N/A	N/A	N/A	N/A	N/A	N/A	200,000 125,000	$ $	4.65 7.07	$ $	4.85 7.05	$ $	542,000 500,000

Joseph E. Kadi Senior Vice President— Operations	1/4/10 12/1/10	N/A	N/A	N/A	N/A	N/A	N/A	N/A	75,000 150,000	$ $	4.65 7.07	$ $	4.85 7.05	$ $	203,325 600,000

Robert W. Stockton Executive Vice President And Chief Financial Officer(4)	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A		N/A		N/A		N/A

(1)	The exercise price of option awards is based on the fair market value of a share of our common stock on the date of grant which, under our 2006 Incentive Plan, is equal to the average of the high and low trading price on the date of grant as reported by the NYSE.
(2)	The amount reported in the column is the closing price on the date of grant which will differ from the average of the high and low trading price on the date of grant.
(3)

The fair value of the Company’s stock options for the January 2010 grants is $2.71 per stock option which the estimated present value at grant date using the Black-Scholes option pricing model with the following assumptions: expected dividend yield of 0%; volatility of 62.77%; risk-free interest of 2.65%; and an expected term life of 5 years. The fair value of the Company’s stock options for the April 2010 grant is $3.61 per stock option which the estimated present value at grant date using the Black-Scholes option pricing model with the following assumptions: expected dividend yield of

0%, volatility of 63.69%, risk-free interest of 2.53% and expected life of 5 years. The fair value of the Company’s stock options for the December 2010 grants is $4.00 per stock option which the estimated present value at grant date using the Black-Scholes option pricing model with the following assumptions: expected dividend yield of 0%; volatility of 60.37%; risk-free interest of 1.99%; and an expected life of 6 years. The expected dividend yield is based on the Company’s annual dividend payout at grant date. Expected volatility is based on the historical volatility of the Company’s stock for a period approximating the expected life. The risk-free interest rate is based on the U.S. treasury yield in effect at the time of grant and has a term equal to the expected life. The expected term of the options represents the period of time the options are expected to be outstanding. Further information regarding the valuation of stock and option awards can be found in Note 14 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2010.

(4)	Mr. Stockton retired from the Company on December 31, 2010.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

See “—Employment and Severance Agreements” and “—Potential Payments Upon Termination or Change of Control” below for the material terms of employment agreements with our Named Executive Officers. See “Compensation Discussion and Analysis for the Year Ended December 31, 2010” for a discussion of our executive compensation program and policies and other related information. See footnotes to the Summary Compensation Table for narrative with respect to that table.

Outstanding Equity Awards at Fiscal Year End

The following table shows the numbers and values of option awards and stock awards previously granted to our Named Executive Officers outstanding on December 31, 2010:

OUTSTANDING EQUITY AWARDS AT

FISCAL YEAR ENDED DECEMBER 31, 2010

	OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Joseph L. von Rosenberg III	125,000	250,000	(1)	0	$4.02	2/3/2019	0	$0	0	$0
	0	400,000	(2)	0	$4.65	1/4/20	0	$0	0	$0
	0	500,000	(3)	0	$7.07	12/1/20	0	$0	0	$0
Bret D. Scholtes	0	100,000	(4)	0	$6.39	4/28/20	0	$0	0	$0
	0	200,000	(3)	0	$7.07	12/1/20		$0	0	$0
John D. Held	16,500	67,000	(1)	0	$4.02	2/3/19	0	$0	0	$0
	0	200,000	(2)	0	$4.65	1/4/20	0	$0	0	$0
	0	125,000	(3)	0	$7.07	12/1/20	0	$0	0	$0
Joseph E. Kadi	13,333	6,667	(5)	0	$4.15	11/19/18	0	$0	0	$0
	4,166	8,334	(1)	0	$4.02	2/3/19	0	$0	0	$0
	0	75,000	(2)	0	$4.65	1/4/20	0	$0	0	$0
	0	150,000	(3)	0	$7.07	12/1/20	0	$0	0	$0
Robert W. Stockton	100,000	0		0	$4.02	2/3/19	0	$0	0	$0

(1)	These stock options vest in one-half equal increments on each anniversary of the date of grant, February 3, 2009.

(2)	These stock options vest in one-third increments on each anniversary of the date of grant, January 4, 2010.
(3)	These stock options vest in one-third increments on each anniversary of the date of grant, December 1, 2010.
(4)	These stock options vest in one-third increments on each anniversary of the date of grant, April 28, 2010.
(5)	These stock options vest on the third anniversary of the date of grant, November 19, 2008.

Option Exercises and Stock Vested

The following table shows the numbers and values of stock option exercises and vesting of stock awards during the year ended December 31, 2010 by each of the Named Executive Officers:

OPTION EXERCISES AND STOCK VESTED FOR

FISCAL YEAR ENDED DECEMBER 31, 2010

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Joseph L. von Rosenberg III	0	0	0	$0
Bret D. Scholtes	0	0	0	$0
John D. Held	0	0	0	$0
Joseph E. Kadi	0	0	0	$0
Dr. Mark E. Griffin	0	0	0	$0

Employment and Severance Agreements

Each of Joseph L. von Rosenberg III, our Chairman of the Board, Chief Executive Officer and President, John D. Held, our Executive Vice President, General Counsel and Secretary, and Robert W. Stockton, our Executive Vice President and Chief Financial Officer has an employment agreement with the Company that provides for a rolling three-year term, and provides that, in the event of termination of the executive’s employment for death, disability or for Cause (as defined in the agreement), or if the executive voluntarily terminates his employment other than for Good Reason (as defined in the agreement), the Company will pay the executive’s base salary through the termination date. Each agreement also provides that (i) in the event of a termination of employment by the executive for Good Reason (as defined in the agreement) or by the Company without Cause, or (ii) in the event of a Change of Control of the Company (as defined in the agreement), the Company will pay the Executive a lump-sum severance payment equal to 2.99 times the executive’s “base amount” (as defined by Section 280G(b)(3) and 280G(d) of the Internal Revenue Code of 1986, as amended (the “Code”)). The agreement also contains a tax “gross-up” provision such that, if any excise or similar tax is imposed on the executive’s compensation under the agreement, including pursuant to Section 280G or Section 409A of the Code, the Company will pay additional compensation to the executive to place the executive in the same position he would have been in had no such tax been imposed.

Each agreement contains restrictions on the executive’s use of any Company confidential information. Each agreement also provides that the executive will assign to the Company all worldwide rights in any intellectual property that he develops which relates to the business, products or services of the Company. During the term of his agreement, and for the three years following the termination of his agreement, the executive may not engage, directly or indirectly, in any business or enterprise which is in competition with the Company anywhere in the world, induce any Company employee to leave his or her employment with the Company, or solicit any distributor or customer to amend its business relationship with the Company. The agreements also provide for the advancement and reimbursement of the executive’s costs and expenses in conjunction with any disputes relating to the agreement.

In connection with Mr. Stockton’s retirement on December 31, 2010, his employment agreement was terminated on that date without liability to the Company.

Mr. Kadi, the Company’s Senior Vice President—Operations, has an employment agreement with the Company pursuant to which he is entitled to receive a severance of twelve months continuation of his base salary in the event of a termination of his employment by the Company other than for Cause (as defined in the agreement). The agreement contains restrictions on Mr. Kadi’s use of any Company confidential information and also provides that Mr. Kadi may not accept employment or render assistance to primary competitors of the Company for a three-year period after the date of termination.

Potential Payments Upon Termination or Change of Control

We have entered into employment or severance agreements that will require us to provide compensation to certain of our Named Executive Officers in the event of a termination of employment or a change of control of the Company. The amount of compensation payable to each such Named Executive Officer in each situation is listed in the tables below. For a narrative description of the material terms of the Named Executive Officer’s employment agreements and any conditions to the payments upon termination or change of control, see the description under the heading “—Employment and Severance Agreements” above.

The following table describes the potential payments upon a termination of employment or a change of control of the Company for Joseph L. von Rosenberg III, our Chairman of the Board, Chief Executive Officer and President.

Executive Benefits and Payments Upon Termination	Voluntary Termination	Involuntary Not for Cause Termination or Good Reason Termination(1)		For Cause Termination	Change of Control of the Company(1)		Death or Disability
Cash Severance Payment(2)	$0	$7,120,671	(3)	$0	$7,120,671(3)		$0
Health and Life Insurance	$0	$0		$0	$0		$0
Unvested Stock Options (Acceleration of Unvested Awards)(4)	$0	$0		$0	$2,915,000		$0
Unvested Deferred Performance Units:	$0	$0		$0	$0		$0
Total:	$0	$7,120,671		$0	$10,035,671	(5)	$0

(1)	Assumes a termination of employment or a Change of Control (as defined in Mr. von Rosenberg’s employment agreement) of the Company immediately after December 31, 2010. Mr. von Rosenberg’s severance benefit under an involuntary not for cause or good reason termination or upon the occurrence of a Change of Control is equal to 2.99 times Mr. von Rosenberg’s “base amount,” defined by Section 280G(b)(3) and 280G(d) of the Code as the average annual compensation payable to and includable in Mr. von Rosenberg’s gross income for the most recent prior five taxable years (2006-2010).
(2)	For purposes of this analysis, we assumed Mr. von Rosenberg’s relevant annual compensation is as follows for the five year period from 2006 to 2010 average base salary of $425,000, average cash bonus of $483,000, average stock option exercise pre-tax profit amount of $1,473,495, and average stock grant value of $0.
(3)	Paid by the Company in cash as a lump sum within three business days of the date of termination or a Change of Control.
(4)	Under the Company’s 2006 Incentive Plan, time-based stock options vest in full upon a Change of Control. The value shown is equal to the in-the-money value for unvested stock options, assuming the exercise of the stock options immediately after December 31, 2010 at the December 31, 2010 closing market price of $8.10 per share.
(5)	If the total amount of the severance payment and related obligations were to be found by the Internal Revenue Service to equal or exceed three times Mr. von Rosenberg’s “base amount,” as defined by Section 280G of the Code, then Mr. von Rosenberg could incur a parachute exercise tax equal to 20% of the aggregate severance amount. Under Mr. von Rosenberg’s employment agreement, the Company would then be obligated to reimburse Mr. von Rosenberg a tax gross-up amount of $2,176,430, which is the amount necessary to place Mr. von Rosenberg in the same position he would have been in had no such tax been imposed.

The following table describes the potential payments upon a termination of employment or a change of control of the Company for John D. Held, our Executive Vice President, General Counsel and Secretary.

Executive Benefits and Payments Upon Termination	Voluntary Termination	Involuntary Not for Cause Termination or Good Reason Termination(1)	For Cause Termination	Change of Control of the Company(1)	Death or Disability
Cash Severance Payment(2)	$0	$2,494,258(3)	$0	$2,494,258(3)	$0
Health and Life Insurance	$0	$0	$0	$0	$0
Unvested Stock Options (Acceleration of Unvested Awards)(4)	$0	$0	$0	$1,092,110	$0
Unvested Deferred Performance Units:	$0	$0	$0	$0	$0
Total:	$0	$2,494,258	$0	$3,586,368(5)	$0

(1)	Assumes a termination of employment or a Change of Control (as defined in Mr. Held’s employment agreement) of the Company immediately after December 31, 2010. Mr. Held’s severance benefit under an involuntary not for cause or good reason termination or upon the occurrence of a Change of Control is equal to 2.99 times Mr. Held’s “base amount,” defined by Section 280G(b)(3) and 280G(d) of the Code as the average annual compensation payable to and includable in Mr. Held’s gross income for the most recent prior five taxable years (2006-2010).
(2)	For purposes of this analysis, we assumed Mr. Held’s relevant annual compensation is as follows for the five year period from 2006 to 2010: average base salary of $245,000, average cash bonus of $297,500, average stock option exercise pre-tax profit amount of $291,700, and average stock grant value of $0.
(3)	Paid by the Company in cash as a lump sum within three business days of date of termination or a Change of Control.
(4)	Under the 2006 Incentive Plan, time-based stock options vest in full upon a Change of Control (as defined in the 2006 Incentive Plan). The value shown is equal to the in-the-money value for unvested stock options, assuming the exercise of the stock options immediately after December 31, 2010 at the December 31, 2010 closing market price of $8.10 per share.
(5)	If the total amount of the severance payment and related obligations were to be found by the Internal Revenue Service to equal or exceed three times Mr. Held’s “base amount,” as defined by Section 280G of the Code, then Mr. Held could incur a parachute exercise tax equal to 20% of the aggregate severance amount. Under Mr. Held’s employment agreement, the Company would be obligated to reimburse Mr. Held a tax gross-up amount of $762,369, which is the amount necessary to place the executive in the same position he would have been in had no such tax been imposed.

The following table describes the potential payments upon termination or a change of control of the Company for Joseph E. Kadi, our Senior Vice President-Operations.

Executive Benefits and Payments Upon Termination(1)	Voluntary Termination	Involuntary Not for Cause Termination		For Cause Termination	Involuntary or Good Reason Termination (after a Change of Control)(2)		Death or Disability
Cash Severance Payment	$0	$300,000	(3)	$0	$300,000	(3)	$0
Health and Life Insurance	$0	$0		$0	$0		$0
Unvested Stock Options (Acceleration of Unvested Awards)(4)	$0	$0		$0	$473,583		$0
Unvested Deferred Performance Units:	$0	$0		$0	$0		$0
Total:	$0	$300,000		$0	$773,583		$0

(1)	For purposes of this analysis, we assumed Mr. Kadi’s relevant compensation is as follows: current base salary equal to $300,000.

(2)	Assumes a termination of employment immediately after December 31, 2010. Mr. Kadi’s severance benefit under an involuntary or good reason termination after a Change of Control (as defined in Mr. Kadi’s employment agreement) is equal to one times his most recent annual base salary.
(3)	Paid ratably by the Company in cash over a one-year period after the date of termination.
(4)	Under the 2006 Incentive Plan, time-based stock options vest in full upon a Change of Control (as defined in the 2006 Incentive Plan). The value shown is equal to the in-the-money value for unvested stock options, assuming the exercise of the stock options immediately after December 31, 2010 at the December 31, 2010 closing market price of $8.10 per share.

Under the Company’s 2006 Incentive Plan, time-based stock options vest in full upon a Change of Control (as defined in the 2006 Incentive Plan). Accordingly, any unvested stock options held by Bret Scholtes, the Company’s Executive Vice President and Chief Financial Officer, would vest in the event of such a Change of Control. If a Change of Control occurred immediately after December 31, 2010, the value of Mr. Scholtes’ unvested stock options immediately after December 31, 2010 at the December 31, 2010 closing market price of $8.10 per share would be $377,000.

Retirement Plans

The Company maintains a defined benefit plan for its employees (the “Pension Plan”). The table below shows the estimated annual benefits payable on retirement under the Pension Plan to persons in the specified compensation and years of service classifications. The retirement benefits shown are based on the following assumptions: retirement at age 65, payments of a single-life annuity to the employee (although a participant can select other methods of calculating benefits) to be received under the Pension Plan using current average Social Security wage base amounts, and not subject to any deduction for Social Security or other offset amounts. The retirement benefits listed include both salary and bonus as set forth in the Summary Compensation Table above.

The Pension Plan provides that a participant may elect to take early retirement at age 55, provided that the participant has at least ten years of eligible vesting service under the Pension Plan and that he or she is no longer employed by the Company. The benefit formula for early retirement is 50% of the normal retirement benefits at age 65. No Named Executive Officer is eligible for early retirement under the Pension Plan if his employment with the Company is terminated.

A participant’s benefit is based on the average monthly earnings for the consecutive five-year period during which the participant had his or her highest level of earnings. With certain exceptions, the Code restricts the annual pension that may be paid by an employer from a plan which is qualified under the Code to an aggregate amount of $160,000 (subject to cost of living adjustments). The Code also limits the covered compensation that may be used to determine benefits to $200,000 (subject to cost of living adjustments).

Pension Plan Table

	Years of Service
Covered Compensation(1)	15	20	25	30	35
$120,000	$16,730	$22,307	$27,883	$33,460	$39,037
$130,000	$18,380	$24,507	$30,333	$36,760	$42,887
$140,000	$20,030	$26,707	$33,383	$40,060	$46,737
$150,000	$21,680	$28,907	$36,133	$43,360	$50,587
$160,000	$23,330	$31,107	$38,883	$46,660	$54,437
$170,000 and higher	$24,980	$33,307	$41,633	$49,960	$58,287

(1)	Represents the highest average annual earnings during five consecutive calendar years of service.

The Pension Plan has been frozen since 2002 so that all employees on the date of the freeze, including the Named Executive Officers, no longer accrue years of service and new employees after the date of the freeze are not eligible to participate in the Pension Plan. The Company has no policies regarding granting of extra years of service under the Pension Plan because none are expected to be granted due to the Pension Plan having been frozen.

The following table shows additional information for the Named Executive Officers in connection with the Pension Plan:

PENSION PLAN BENEFITS FOR FISCAL YEAR ENDED DECEMBER 31, 2010

Name	Number of Years Credited Service(1)	Present Value of Accumulated Benefit as of December 31, 2010 ($)(2)	Estimated Early Retirement Annual Benefit as of December 31, 2010 ($)	Payments During Last Fiscal Year ($)
Joseph L. von Rosenberg III	4.33	$31,459	N/A	$0
Bret D. Scholtes	N/A	0	N/A	$0
John D. Held	2.38	$14,044	N/A	$0
Joseph E. Kadi	N/A	0	N/A	$0
Robert W. Stockton	5.05	$59,656	4,833	$0

(1)	The number of years of credited service is less than each Named Executive Officer’s actual years of service because the Pension Plan was frozen in 2002 and no further years of service were accrued after that date.
(2)	The present values were calculated using the same interest rate and mortality assumptions as are used for valuations under FASB Accounting Standards Certification Topic 715-30-20 financial reporting purposes. The present values as of December 31, 2010 were determined using: (i) a 5.08% discount rate, and (ii) the plan’s normal retirement age of 65. The present values reflect postretirement mortality rates based on the RP2000 Mortality Table with Blue Collar Adjustment Projected with Scale AA to 2010. No decrements were included for preretirement termination, mortality or disability.

Other Items

The Company does not provide any of its officers or directors with any reimbursements for country club memberships, private aircraft use, personal financial or tax advice or security expenses.

COMPENSATION OF DIRECTORS

Directors who are determined to be independent by the Board of Directors are paid fees for services rendered as members of the Board of Directors and its committees. See “Election of Directors – Independent Directors” for the definition of director independence and how this definition is applied. In 2010, each independent director received an annual retainer fee of $25,000 that was paid in four equal quarterly installments. In 2010, the Presiding Director for the Board’s executive sessions received an additional annual retainer of $10,000 that was paid in four equal quarterly installments. Each independent director also receives a fee of $2,000 for each Board meeting attended, either in person or telephonically, and a fee of $1,000 for each Audit Committee, Compensation Committee or Corporate Governance and Nominating Committee meeting attended, either in person or telephonically. In 2010, each independent director of the Scientific Committee received an annual retainer fee of $1,000 that was paid in four quarterly installments and did not receive any meeting fees for attending meetings of the Scientific Committee.

In 2010, each independent director of the Audit Committee, Compensation Committee or Corporate Governance and Nominating Committee received an annual Committee retainer of $2,500 that was paid in four equal quarterly installments for each committee on which he serves. Each independent director who serves as a

Chairman of the Audit Committee, Compensation Committee, or Corporate Governance and Nominating Committee receives, in lieu of that $2,500 annual retainer, an annual Committee Chair retainer fee of $10,000 for each Chair, payable in four equal quarterly installments. (Effective January 1, 2011, the annual retainer for the Committee Chair of the Audit Committee was increased to $20,000, payable in four equal quarterly installments.)

Under the Company’s 2006 Incentive Plan (the “Plan”), upon joining the Board, each independent director is granted options to purchase 14,200 shares of Common Stock at fair market value (defined in the Plan as the average of the high and low of the Common Stock’s trading price on that day) on the date of grant. In addition, on each date of the regular Annual Meeting of Stockholders of the Company, each independent director receives stock options under the Plan to purchase 10,000 shares of Common Stock at fair market value on the date of grant. All stock options granted to directors under the Plan vest six months and one day after the date of grant.

The Plan also allows independent directors to elect to take all or a portion of their annual retainer fees and meeting and per diem fees in Common Stock in lieu of cash. On or before the last day of each calendar quarter, an independent director may elect to receive a percentage of such fees during the quarterly period immediately following his election date in shares of Common Stock. The number of shares to be received will be determined on the first business day of the month immediately following the completion of such quarterly period by multiplying the amount of the director’s fees for such quarterly period by his elected percentage and dividing that result by the fair market value per share on such date.

The following table shows amounts earned by the Company’s independent directors serving in 2010 in connection with their Board or Committee memberships with the Company.

DIRECTOR COMPENSATION

FOR FISCAL YEAR ENDED DECEMBER 31, 2010

Name	Fees earned or paid in cash ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)	Total ($)
Dr. Gary L. Allee(2)	$57,000	0	$24,730	0	0	$500	$82,230
Gary Goodwin(3)	$53,500	0	$24,730	0	0	$12,193	$90,423
Paul M. Kearns(4)	$49,500	0	$24,730	0	0	0	$74,230
Dr. William E. M. Lands(5)	$49,500	0	$24,730	0	0	0	$74,230
Harry O. Nicodemus IV(6)	$53,500	0	$24,730	0	0	0	$78,230
David A. Owen (7)	$29,625	0	$55,572	0	0	$256	$85,453

(1)

These amounts reflect aggregate grant date fair market value of the stock option awards (vested and unvested) computed in accordance with FASB Accounting Standards Certification Topic 718. The fair market value of the Company’s stock options for these grants to directors (10,000 stock options for each director granted on June 15, 2010 with an exercise price of $4.27 per share) is $2.47 per stock option which is the estimated present value at grant date using the Black-Scholes option pricing model with the following assumptions: expected dividend yield of 0%; volatility of 64.15%; risk-free interest of 2.10%; and an expected life of 5 years. In addition, Mr. Owen received an initial stock option grant of 14,200 stock option with a $4.00 exercise price upon his initial election to the Board on February 9, 2010. The fair market value of that stock option grant is $2.17 per stock option which is the estimated present value at grant date using the Black-Scholes option pricing model with the following assumptions: expected dividend yield of 0%, volatility of 62.46%, risk-free interest of 2.32% and an expected life of 5 years. The expected dividend yield is based on the Company’s annual dividend payout at grant date. Expected volatility is based on the historical volatility of the Company’s stock for a period approximating the expected life. The risk-free interest rate is based on the U.S. treasury yield in effect at the time of grant and has a term equal to the expected life. The expected life of the options represents the period of time the options are expected to be outstanding. Further information regarding the valuation of stock and option awards can be found in Note 14 to our Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2010.

(2)	Consists of Company reimbursed travel fees for spouses accompanying Company directors on Company business trips.
(2)	As of December 31, 2010, Dr. Allee owned 30,000 Company stock options.
(3)	As of December 31, 2010, Mr. Goodwin owned 30,000 Company stock options.
(4)	As of December 31, 2010, Mr. Kearns owned 104,200 Company stock options.
(5)	As of December 31, 2010, Dr. Lands owned 110,000 Company stock options.
(6)	As of December 31, 2010, Mr. Nicodemus owned 84,200 Company stock options.
(7)	As of December 31, 2010, Mr. Owen owned 24,000 Company stock options.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth information regarding our equity compensation plans as of December 31, 2010:

Equity Compensation Plan Information

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted- average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	3,270,602	$5.86	1,514,674
Equity compensation plans not approved by security holders	0	0	0
Total	3,270,602	$5.86	1,514,674

(1)	Includes options outstanding under the Company’s 2006 Incentive Plan and 2000 Long-Term Incentive Plan. The Company no longer utilizes the 2000 Long-Term Incentive Plan although any unexercised and outstanding stock options issued under that plan remain outstanding. The total number of shares of Common Stock available for issuance under the Company’s 2006 Incentive Plan is equal to the lesser of (i) 25% of the shares of Common Stock that are outstanding on the last day of each calendar quarter (approximately 4.7 million shares as of December 31, 2010), or (ii) 15 million shares.

BOARD REVIEW, APPROVAL OR RATIFICATION OF RELATED PARTY TRANSACTIONS

The Company’s Corporate Governance Guidelines (available on the Company’s website at www.omegaproteininc.com) provide that prior to any transaction or series of similar transactions, including any indebtedness or guarantee of indebtedness, with a Related Party (defined below) in which the aggregate amount involved is expected to exceed $120,000 in any calendar year (a “Related Party Transaction”) the Board of Directors must review the material facts and approve such transaction. If advance approval is not feasible, then the Board must ratify the Related Party Transaction at its next regularly scheduled meeting or the transaction must be rescinded. In making its determination to approve or ratify a Related Party Transaction, the Board should consider such factors as (i) the extent of the Related Party’s interest in the Related Party Transaction, (ii) if applicable, the availability of other sources of comparable products or services, (iii) whether the terms of the Related Party Transaction are no less favorable than terms generally available in unaffiliated transactions under like circumstances, (iv) the benefit of the Related Party Transaction to the Company, and (v) the aggregate value of the Related Party Transaction.

For purposes of this determination, “Related Party” means:

(a)	Any person who is or was an executive officer, director or nominee for election as a director (since the beginning of the last fiscal year); or

(b)	Any person or group who is a greater than 5% beneficial owner of the Company’s then outstanding voting securities; or

(c)	Any immediate family member of any of the foregoing, which means any child, step-child, parent, step-parent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, and anyone residing in such person’s home (other than a tenant or employee); or

(d)	Any firm, corporation or other entity in which any of the foregoing persons has a 10% or greater beneficial ownership interest.

The Board did not approve any Related Party Transactions in 2010.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who beneficially own more than ten percent of the Common Stock, to file reports of their beneficial ownership (Forms 3, 4, and 5, and any amendment thereto) with the SEC and the NYSE. Executive officers, directors, and greater-than-ten percent holders are required to furnish the Company with copies of the forms that they file.

To the Company’s knowledge, all Section 16(a) reports required to be filed by its executive officers, directors, greater-than-ten percent beneficial owners and other persons subject to Section 16 of the Exchange Act were timely filed in 2010.

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected the firm of PricewaterhouseCoopers LLP, which has served as the Company’s independent registered public accounting firm for the past five fiscal years, to conduct an audit, in accordance with generally accepted auditing standards, of the Company’s financial statements for the fiscal year ending December 31, 2011. The Company expects representatives of PricewaterhouseCoopers LLP to be present at the Annual Meeting to respond to appropriate questions and to make a statement, if they so desire. This selection is being submitted for ratification at the meeting.

Audit and Non-Audit Fees

Aggregate fees for professional services rendered for the Company by PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2010 and 2009 are set forth below.

	2010	2009
Audit Fees(1)	$630,200	$530,000
Audit-Related Fees(2)	$7,800	$7,800
Tax Fees	$0	$0
All Other Fees	$0	$0
Total	$638,000	$537,800

(1)	Audit fees are fees paid to PriceWaterhouseCoopers LLP for professional services related to the audit and quarterly reviews of the Company’s financial statements and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements.
(2)	Audit related fees are fees paid to PricewaterhouseCoopers LLP for services that are reasonably related to the performance of the audit or review of the Company’s financial statements that are not reported above under “Audit Fees”.

None of the fees paid to the independent auditors under the categories Audit-Related, Tax and All Other Fees described above were approved by the Audit Committee after services were rendered pursuant to the de minimis exception established by the SEC.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee pre-approves all audit and non-audit services provided by the independent auditors prior to the engagement of the independent auditors with respect to such services. The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated must report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

REPORT OF THE AUDIT COMMITTEE

In connection with the December 31, 2010 audited financial statements of the Company, the Audit Committee: (i) reviewed and discussed the audited financial statements with management, (ii) discussed with the independent auditors the matters required by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, and (iii) received the written disclosures and letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence. Based upon these reviews and discussions, the Audit Committee has recommended to the Board of Directors that the Company’s audited financial statements be included in the Securities and Exchange Commission Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

The Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and it shall not otherwise be deemed filed with the SEC.

By the Audit Committee of the Board of Directors,

Harry O. Nicodemus, IV

Dr. Gary L. Allee

Dr. William E.M. Lands

Vote Required. The affirmative vote of a majority of the shares of Common Stock present, in person or by proxy, at the Annual Meeting and entitled to vote is required for the ratification of the appointment of PricewaterhouseCoopers LLP. The Company’s Articles of Incorporation and Bylaws do not require that stockholders ratify the appointment of the Company’s independent registered public accounting firm. The Company is seeking ratification because the Company believes that this is a good corporate governance practice. In the event that stockholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers, but may ultimately determine to retain PricewaterhouseCoopers as the Company’s independent registered public accounting firm. Even if the appointment is ratified, the Audit Committee, in its sole discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interest of the Company and its stockholders.

THE BOARD OF DIRECTORS AND THE AUDIT COMMITTEE EACH RECOMMENDS THAT STOCKHOLDERS VOTE FOR RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE COMPANY’S FISCAL YEAR ENDING DECEMBER 31, 2011.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, the Company is providing stockholders with the opportunity to cast an advisory (non-binding) vote on the compensation programs for our Named Executive Officers (sometimes referred to as “say on pay”). Accordingly, you may vote on the following resolution at the Annual Meeting:

“Resolved, that the stockholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure in the Company’s Proxy Statement for its 2011 Annual Meeting of Stockholders.”

This vote is non-binding. The Board and the Compensation Committee, which is comprised of independent directors, expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.

As described in detail under “Compensation Discussion and Analysis for the Year Ended December 31, 2010” our compensation programs are designed to support the successful recruitment, development and retention of key employees in order to achieve our corporate goals and optimize long-term financial returns. Because we believe that employee continuity and retention of institutional knowledge are important corporate goals, we believe that our compensation programs must support the retention of our key employees. Stockholders are encouraged to read the section of this Proxy Statement titled “Compensation Discussion and Analysis for the Year Ended December 31, 2010,” the accompanying compensation tables, and the related narrative disclosure.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS, THE ACCOMPANYING COMPENSATION TABLES AND THE RELATED NARRATIVE DISCLOSURE CONTAINED IN THIS PROXY STATEMENT.

PROPOSAL 4

ADVISORY VOTE ON THE FREQUENCY OF AN ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, the Company is providing stockholders with the opportunity to cast an advisory vote on whether the advisory vote on executive compensation should be held every one, two or three years.

The Board believes that a frequency of every three years for the advisory vote on executive compensation is the optimal interval for conducting and responding to a “say on pay” vote. Stockholders who have concerns about executive compensation during the interval between “say on pay” votes are welcome to bring their specific concerns to the attention of the Board. Please refer to the section titled “Stockholder and Interested Party Communications” in this Proxy Statement for information about communicating with the Board.

The proxy card provides stockholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, stockholders will not be voting to approve or disapprove the Board’s recommendation.

Although this advisory vote on the frequency of the “say on pay” vote is non-binding, the Board and the Compensation Committee will take into account the outcome of the vote when considering the frequency of future advisory votes on executive compensation.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE OPTION OF “EVERY THREE YEARS” FOR FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION.

OTHER MATTERS

The Board of Directors is not presently aware of any matters to be presented at the Annual Meeting other than matters set forth herein. If, however, other matters are properly brought before the Annual Meeting, the enclosed Proxy Card gives discretionary authority to the persons named therein to act in accordance with instructions by the Board of Directors, or in the absence of express instructions from the Board of Directors, in accordance with their best judgment on such matters.

STOCKHOLDER PROPOSALS FOR 2012 ANNUAL MEETING

Pursuant to the Company’s Bylaws, stockholder proposals to be presented at the fiscal year 2012 Annual Meeting of Stockholders of the Company must be received by the Company by no later than 90 days before the date of the 2012 Annual Meeting of Stockholders. In addition to any requirements under the federal securities laws, the Company’s Bylaws require that a stockholder proposal notice must contain the following information: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on the books of the Company, of the stockholder proposing such business, (iii) the class and number of shares of the stock of the Company that are beneficially owned by the stockholder, and (iv) any material interest of the stockholder in such business. If timely notice of a stockholder proposal is not given, then the proposal may not be brought at the 2012 Annual Meeting of Stockholders.

Under applicable securities laws, stockholder proposals must be received by the Company no later than 120 days prior to April 25, 2012 to be considered for inclusion in the Company’s proxy statement relating to the

2012 Annual Meeting of Stockholders or, if the Company changes the date of the 2012 Annual Meeting by more than 30 days from the date of the 2011 Annual Meeting, then stockholder proposals must be received by the Company a reasonable time before the Company begins to print and mail its proxy materials for the 2012 Annual Meeting of Stockholders.

Stockholder proposals must be mailed to Omega Protein Corporation, to the attention of the Corporate Secretary, 2105 City West Boulevard, Suite 500, Houston, Texas 77042.

THE COMPANY WILL FURNISH WITHOUT CHARGE COPIES OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2010, INCLUDING THE FINANCIAL STATEMENTS AND THE FINANCIAL STATEMENT SCHEDULES, TO INTERESTED STOCKHOLDERS ON REQUEST. THE COMPANY WILL ALSO FURNISH TO ANY SUCH PERSON ON REQUEST ANY EXHIBIT DESCRIBED IN THE LIST ACCOMPANYING SUCH REPORT. REQUESTS FOR COPIES SHOULD BE DIRECTED TO JOHN D. HELD, EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY, OMEGA PROTEIN CORPORATION, 2105 CITY WEST BOULEVARD, SUITE 500, HOUSTON, TEXAS 77042.

ANNUAL REPORT

The Company’s Annual Report to Stockholders containing audited financial statements for 2010 is being mailed with this Proxy Statement to all stockholders of record.

By order of the Board of Directors

JOHN D. HELD Executive Vice President, General Counsel and Secretary

OMEGA PROTEIN CORPORATION

ANNUAL MEETING OF STOCKHOLDERS

SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF OMEGA PROTEIN CORPORATION

The undersigned hereby appoints Joseph L. von Rosenberg III, Bret D. Scholtes and John D. Held and each of them individually, as proxies with full power of substitution, to vote all shares of Common Stock of Omega Protein Corporation that the undersigned is entitled to vote at the Annual Meeting of Stockholders thereof to be held on June 15, 2011 or at any adjournment or postponement thereof, as follows:

Any executed proxy which does not designate a vote shall be deemed to grant authority for any item not designated.

(Continued and to be signed on the reverse side)

14475

ANNUAL MEETING OF STOCKHOLDERS OF

OMEGA PROTEIN CORPORATION

June 15, 2011

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Annual Meeting of Stockholders, Proxy Statement, proxy card and Annual Report to Stockholders for the fiscal year ended December 31, 2010 are available at omegaproteininc.com/annualmeeting

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

20330304000000001000 4 061511

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL OF THE NOMINEES FOR DIRECTOR IN PROPOSAL 1,

“FOR” PROPOSALS 2 AND 3 AND “EVERY 3 YEARS” FOR PROPOSAL 4.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x

1. ELECTION OF DIRECTORS to hold office until the 2014 Annual Meeting and until his successor is elected and qualified.

NOMINEES:

FOR ALL NOMINEES O Dr. Gary L. Allee O Dr. William E.M. Lands

WITHHOLD AUTHORITY O David A. Owen FOR ALL NOMINEES

FOR ALL EXCEPT

(See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

FOR AGAINST ABSTAIN

2. RATIFICATION OF APPOINTMENT OF

PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE

COMPANY’S FISCAL YEAR ENDING DECEMBER 31, 2011 FOR AGAINST ABSTAIN

3. ADVISORY VOTE ON EXECUTIVE COMPENSATION

Every Every Every year 2 years 3 years ABSTAIN

4. ADVISORY VOTE ON FREQUENCY OF VOTE ON EXECUTIVE COMPENSATION.

ALL SHARES WILL BE VOTED AS DIRECTED HEREIN AND, UNLESS OTHERWISE DIRECTED, WILL BE VOTED “FOR” PROPOSAL 1 (ALL NOMINEES), “FOR” PROPOSAL 2, “FOR” PROPOSAL 3, AND “EVERY

3	YEARS” FOR PROPOSAL 4 AND AND IN ACCORDANCE WITH THE

DISCRETION OF THE PERSON VOTING THE PROXY WITH RESPECT TO ANY OTHER BUSINESS PROPERLY BROUGHT BEFORE THE MEETING OR AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO A VOTE THEREON.

Please complete, sign and promptly mail this proxy in the enclosed envelope.

MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder Date: Signature of Stockholder Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.